Exhibit 10.56

The Pearson Inc.

Pension Plan

As amended and restated as of January 1, 2007

(with certain other effective dates as noted herein)

THE PEARSON INC.

PENSION PLAN

The Pearson Inc.

Pension Plan

Pearson Inc., a Delaware corporation with its principal office at 1330 Avenue of the Americas, New York, NY 10019, amends and restates, except as otherwise provided in this Plan, effective as of January 1, 1998 and updated through December 30, 2001, the retirement plan for its employees (which initially became effective on January 1, 1944 and which was amended to a defined benefit plan on May 1, 1965) as set forth below. Effective as of November 30, 1998 the Addison Wesley Longman Retirement Plan (including employees of Simon & Schuster that became covered under the AWL Plan on November 29, 1998) was merged into the Plan. Effective as of February 29, 2000, the Plan became a multiple employer plan as a result of the continued coverage of employees of the former Interactive Data Corporation which as of this date was spunoff from the Pearson Controlled Group and merged into Data Broadcasting Corporation (effective as of June 15, 2001 renamed the Interactive Data Corporation).

The Penguin USA Pension Plan, the Pearson Inc. U.S. Retirement Plan and the FT Publications Inc. Retirement Plan were merged as of January 1, 1994 and the resulting plan was restated and renamed the Pearson Inc. Pension Plan. Pearson Inc. is the sponsor of the merged plan. Penguin Books USA, Inc. sponsored the Penguin USA Pension Plan. Penguin Books USA, Inc. was formed as a result of the merger of Viking Penguin Inc. and NAL Penguin Inc. as of January 1, 1989. Previously, employees of Viking Penguin Inc. participated in the Retirement Plan of Viking Penguin Inc. and employees of New American Library (except those employed by E.P. Dutton then a division of NAL Penguin Inc. and employees of NAL Penguin Inc. who were members of a collective bargaining unit) participated in the New American Library Capital Accumulation Plan, a defined contribution profit sharing plan. Prior to January 1, 1985, New American Library sponsored a defined benefit pension plan, the New American Library Pension Plan, which was terminated as of December 31, 1984. Prior to January 1, 1989, employees of E.P. Dutton participated in the E.P. Dutton, a Division of New American Library, Pension Plan, a defined benefit plan.

The Penguin Books USA Inc. Pension Plan was the continuation of the Retirement Plan of Viking Penguin Inc. The Retirement Plan of Viking Penguin Inc. was merged with the E.P. Dutton, a Division of New American Library, Pension Plan effective as of December 31, 1988.

Effective as of December 31, 2001, the Plan was amended to freeze all benefit accruals and Plan provisions that are based on the PEP formula specified in Section 3.2 As a result of this amendment and notwithstanding anything contained in the Plan to the contrary:

•	The Aggregate PEP Percentages, Average Annual Compensation and Benefit Accrual Period of Service for Participants is to be determined as of December 31, 2001;

•

Each Participant’s December 31, 2001 frozen PEP lump sum amount for the period from December 31, 2001 through the Participant’s Annuity Starting Date shall be increased by the interest rate that would be applied to such amount for a terminated employee;

•	Employees hired on or after December 31, 2001 shall not be eligible to participate in the Plan; and

•

A Participant who is entitled to a benefit under one of the grandfathered formulas in Section 3.5 shall, subject to Article 4 and Sections 3.6 and 3.8, receive the greatest of (a) his grandfathered benefit accrued as of his Termination of Employment as adjusted for the

Defined Contribution Plan Offset, (b) the Section 3.2 Annuity attributable to his December 31, 2001 frozen PEP lump sum amount, and (c) his grandfathered benefit determined as of December 31, 2001.

Article 1. Definitions

The following definitions and the definitions contained in Sections 4.1 and 17.1 apply for purposes of this Plan:

Accrued Benefit - the greater of a Participant’s Section 3.2 Annuity payable at his Normal Retirement Date (or, if later, his Annuity Starting Date) or his Retirement Benefit determined under Section 3.4 payable in the form of a life annuity without ancillary benefits commencing on his Normal Retirement Date (or, if later, his Annuity Starting Date).

Actuarial Equivalent - a benefit or amount that replaces another and has the same value as the benefit or amount it replaces, based on actuarial assumptions as set forth in Schedule B to this Plan.

Active Employee Death Benefit - the Preretirement Death Benefit payable to a Participant’s Beneficiary under Section 7.2.

Actuary - a firm employing an “enrolled actuary” as defined in Section 7701(a)(35) of the Internal Revenue Code appointed by the Administrator.

Administrative Committee - the committee appointed by the Board under Section 9.1 to have authority and discretion to administer the Plan and take such other actions as prescribed by the Board.

Affiliated Company - an Employer and all other entities included in an Affiliated Group including that Employer.

Affiliated Group - a group of entities consisting of: (a) an Employer, and all companies within the controlled group of corporations of which the Employer is a member (including other Employers),

(b) an unincorporated trade or business which is under common control with an Employer as determined in accordance with Section 414(c) of the Internal Revenue Code, (c) a member of an affiliated service group with any Employer, as defined in Section 414(m) of the Internal Revenue Code or (d) any other entity that must be aggregated with an Employer under Section 414(o) (and Income Tax Regulations thereunder) of the Internal Revenue Code. A corporation or an unincorporated trade or business shall not be considered an Affiliated Group during any period it does not satisfy clause (a), (b), (c) or (d) of this definition. For purposes of this definition, a “controlled group of corporations” is a controlled group of corporations as defined in Section 1563(a) of the Internal Revenue Code (without regard to Sections 1563(a)(4) and (e)(3) of the Internal Revenue Code). In determining whether any limitations on benefits under Section 4.2 apply, the percentage in Section 1563(a)(1) of the Internal Revenue Code or in the regulations under Section 414(c) of the Internal Revenue Code shall be deemed to be more than 50% instead of at least 80%. For purposes of determining an Affiliated Group the following rules shall apply: (1) each Employer shall only be included in one Affiliated Group, (2) an Affiliated Group may include more than one Employer, (3) there shall be a separate Affiliated Group for each Employer that is not included in an Affiliated Group of another Employer.

AGS Participant - a Participant who was (a) a participant in the Former AGS Plan prior to July 1, 2002 and (b) an Employee of the Company or a deferred vested participant under the Former AGS Plan on December 31, 2005.

Annuity Starting Date - the first date as of which distribution of Retirement Benefits to a Participant is to begin under Section 6.4 or the first date as of which distribution of Preretirement Death Benefits is to begin under Section 7.2(c) or 7.3(c).

Average Annual Compensation - the amount determined under paragraph (a) or (b) as set forth below:

(a)	Subject to Paragraph (b), a Participant’s average annual Compensation for the five consecutive calendar years out of the most recent ten calendar years during which the Participant received the highest Compensation. If a Participant has not been employed for five full calendar years then Average Annual Compensation shall be based on a Participant’s average annual Compensation for the total number of his years and months of employment not in excess of five years.

(b)	In the case of a Pearson Participant, Average Annual Compensation determined as of a date prior to January 1, 2000 shall be equal to the product of 12 and the Participant’s average monthly Compensation during the 60 consecutive months in which the Participant received the greatest aggregate amount of Compensation out of the 120 months immediately prior to such date (or, if earlier, the Participant’s Termination of Employment). In the case of a Participant who is employed for a period of less than 60 consecutive months prior to January 1, 2000, the Participant’s Average Annual Compensation as of this date shall be based on his entire period of service.

In determining Average Annual Compensation for this paragraph (b), any month which is not included in the Participant’s Benefit Accrual Period of Service and during which the Participant either (1) has a Termination of Employment, Retirement or dies; or (2) does not perform any service (or performs service for less than 75% of the time that an Employee performing the same services and working on a full-time basis would perform) shall be disregarded.

(c)	With respect to a determination of Average Annual Compensation for any Plan Year beginning on or after January 1, 1994 and prior to January 1, 2002 (i) Compensation shall not exceed the limitations on compensation under Section 401(a)(17) of the Internal Revenue Code (adjusted to reflect increases in the cost of living applicable before January 1, 2002); and (ii) any adjustments in the 401(a)(17) limitation to reflect increases in the cost of living for a calendar year shall not apply to Compensation for the 12-consecutive month period prior to the 12-consecutive month period which includes the first day of the calendar year.

(d)	With respect to a determination of Average Annual Compensation for any Plan Year beginning on or after January 1, 2002, the following rules shall apply: (i) for purposes of Sections 3.2 and 3.3, Compensation shall not be recognized for Plan Years beginning on or after January 1, 2002; (ii) for purposes other than Sections 3.2 and 3.3, Compensation for a Plan Year on or after January 1, 2002, shall not exceed $200,000 (adjusted to reflect increases in the cost of living) and Compensation for any Plan Year prior to January 1, 2002 shall not exceed the limitations on compensation under Section 401(a)(17) of the Internal Revenue Code applicable to that Plan Year, and (iii) any adjustments in the 401(a)(17) limitations to reflect increases in the cost of living for a calendar year shall not apply to Compensation for the 12-consecutive month period prior to the 12-consecutive month period which includes the first day of the calendar year.

AWL Participant - an individual who actively participated in the AWL Plan on November 29, 1998.

AWL Plan - the former Addison Wesley Longman Retirement Plan in effect on November 29, 1998.

Beneficiary - a person who is entitled to receive distributions under this Plan upon or after the death of a Participant.

Benefit Accrual Period of Service - except as otherwise required by Section 3.5, the aggregate Periods of Service as of December 31, 2001 for an Employer of a Participant beginning on or after his Employment Commencement Date (or, if later, the date he satisfies the definition of an Eligible Employee other than the service requirement in paragraph (a) of such definition) of an Eligible Employee, except that the following periods included in the Participant’s Periods of Service shall be disregarded:

(a)	any Periods of Service prior to the first day of the month coincident or next following the date the Participant is first employed by the Employer;

(b)	any Periods of Severance or periods of Medical or Family Leave included in the Participant’s Periods of Service;

(c)	any periods preceding a Period of Severance of at least 60 consecutive months if the Participant has no Vested Interest and the number of months of the Participant’s Period of Severance is equal to (or greater than) the number of months of the Participant’s Periods of Service preceding that Period of Severance;

(d)	any 12 month period (or fraction thereof) before an Employee becomes a Participant, unless the Employee is credited with at least 1,000 Hours of Service during that 12 month period (or, in the case of a Full-Time Employee, a Period of Service of at least three months);

(e)	any periods disregarded under Section 3.10(d);

(f)	in the case of a Pearson Participant for purposes of determining the Transition Credits under Section 3.4(a)(1) and (b)(1) or the Minimum Retirement Benefit under Section 3.5, Periods of Service in excess of 35 years;

(g)	Periods of Service credited to a Participant before January 1, 1976, if those Periods of Service would have been disregarded under the rules then in effect with respect to breaks in service under this Plan;

(h)	Service with the Former Interactive Data Corporation prior to September 1, 1995;

(i)	in the case of an AWL Participant, service with the Longman Division prior to October 1, 1988, Dale Seymour Publications prior to July 1, 1989, Cuissenaire prior to May 14, 1990, Peachpit prior to October 1, 1994, Harper Collins prior to April 1, 1996, or McClanahan prior to July 2, 1997;

(j)	Service for Putnam Berkley prior to January 1, 1998;

(k)	in the case of a Former Simon & Schuster Participant, periods of service prior to November 30, 1998 (or, if later, date of employment by an Affiliated Company), except to the extent such service is specifically included under Section 3.5;

(l)	in the case of an employee of Data Broadcasting Corporation (as renamed effective as of June 15, 2001 the Interactive Data Corporation) who is not a DBC Participant, service for Data Broadcasting Corporation prior to January 1, 2001; and

(m)	except as otherwise specified in this Plan, any period during which the Participant is covered by another qualified defined benefit plan maintained by the Company or an Affiliated Company or a pension plan maintained by the Company or an Affiliated Company outside the United States.

The Administrative Committee shall determine and credit to the Participant the additional Periods of Service necessary to provide the Participant with the benefit accrual credit to which he is entitled under Section 414(u) of the Internal Revenue Code for his military service.

For purposes of determining an Employee’s Benefit Accrual Period of Service, the following rules shall apply (1) Periods of Service shall be aggregated on the basis that 12 months of service are equal to one full year of service; (2) months of service which are less than a year of service shall equal a fraction of a year of service computed to the nearest .01% of a year; and (3) the month in which the Participant has a Termination of Employment (or if earlier, transfer from employment with an Employer) shall be credited as a full month of service regardless of the period actually worked unless such Termination of Employment occurs on the first day of the month.

Board - the board of directors of the Company.

Break in Service - a Plan Year in which an Employee (or former Employee) is not credited with more than 500 Hours of Service. For purposes of determining whether there has been a Break in Service an Employee shall be credited with Hours of Service for the period during which he is on Medical or Family Leave as follows: (a) the Employee shall be credited with the number of Hours of Service he would normally be credited with but for the absence (or if the Employee’s normal Hours of Service cannot be determined, eight Hours of Service for each day of the absence), (b) the total number of Hours of Service credited for the absence shall not exceed 501 and (c) the Hours of Service credited for the absence shall be credited to the Plan Year in which the absence begins if the Employee would be prevented from incurring a Break in Service in that Plan Year solely because of the crediting of Hours of Service in accordance with clauses (a) and (b) of this definition, or in any other case, the immediately following Plan Year. Solely for purposes of determining whether there has been a Break in Service, an Employee shall be credited with 40 Hours of Service for each week he is on Permitted Leave.

For purposes of the definition of Eligible Employee, and determining Participation upon Reemployment under Section 2.4, a Break in Service shall mean any consecutive 12-month period commencing with an Employee’s first Hour of Service or any anniversary thereof in which an Employee (or former Employee) is not credited with more than 500 Hours of Service.

Committees - together, the Administrative Committee and the Investment Committee.

Company - Pearson Inc. or any successor by merger, consolidation or sale of assets.

Compensation - the applicable of (a), (b) or (c) below:

(a)

The following definition shall apply for purposes of determining Compensation on or after January 1, 1999, for an Employee who is credited with an Hour of Service on or after September 1, 1999—a monthly amount equal to all remuneration paid or made available for any calendar month by an Employer to an Employee for the Employee’s services as salary, wages and including (1) sales related incentive payments and bonuses, (2) non-sales related bonuses, but not in excess of 50% of the amount of an Employee’s annual rate of base pay as of December 31st of the prior year, (3) pay at premium rates (holiday, overtime or other), (4) amounts contributed on behalf of the Employee to a cafeteria plan or a cash or deferred arrangement and not includible in income under Section 125 or 402(g) of the Internal Revenue Code, (5) effective as of January 1, 1998, amounts if any, not payable to the Participant in cash because the

Participant is unable to certify that he has other health coverage as part of the enrollment process provided that the Employer does not request or collect information regarding the Participant’s other health coverage as part of the enrollment process (“Deemed Section 125 Amounts”), (6) amounts excluded from income under Section 132(f) of the Internal Revenue Code, (7) unused vacation pay, (8) allowance for auto use, and (9) unused sick pay bonus, but excluding (1) severance pay, (2) any amounts paid for that month on account of the Employee under this Plan or under any other employee pension benefit plan (as defined in Section 3(2) of ERISA), (3) any amounts realized upon exercise of stock options granted by the Employer, and (4) any other amounts which are not includible in the Employee’s income for federal income tax purposes.

(b)

The following definition shall apply for purposes of determining Compensation for either (1) periods prior to January 1, 1999 or (2) in the case of an Employee who is not credited with an Hour of Service on or after September 1, 1999, all periods - compensation as defined in paragraph (a) except that the amount of bonuses includable in compensation shall be determined as follows: (1) in the case of bonuses paid to an AWL Participant or a Former Simon & Schuster Participant for periods prior to December 31, 1990, 100% of the amount of the bonus shall be includable in Compensation; (2) in the case of bonuses paid to an AWL Participant or a Former Simon & Schuster Participant for periods on or after January 1, 1991, annual bonus amounts which are not in excess of 50% of the Participant’s base salary for that calendar year shall be includable in Compensation; (3) in the case of bonuses paid to an Employee other than an AWL Participant or a Former Simon &

Schuster Participant, 100% of annual sales related incentive bonuses and annual non-sales related bonus amounts which are not in excess of 20% of the Employee’s annual rate of base pay on December 31st of the prior year shall be includable in Compensation.

(c)	In the case of an AWL Participant or a Former Simon & Schuster Participant Compensation for periods prior to January 1, 1986 shall be determined under Schedule E.

(d)	In the case of an individual employed by The Economist, Compensation shall include amounts paid by The Economist for any period during which the individual’s service for The Economist is included in his Period of Service.

For purposes of Sections 4.1, 4.2, and 4.3, Compensation shall mean compensation as that term is used in Section 415(b)(3) of the Internal Revenue Code except such amounts shall not include Deemed Section 125 Amounts. For Plan Years beginning on or after January 1, 1994 but before January 1, 2002, an Employee’s Compensation shall not exceed $150,000 (or such higher amount as may be determined by the Secretary of the Treasury in accordance with Section 401(a)(17) of the Internal Revenue Code to reflect increase in the cost of living). For Plan Years beginning on or after January 1, 2002, an Employer’s compensation shall not exceed $200,000 (or such higher amount as may be determined by the Secretary of the Treasury in accordance with Section 401(a)(17) of the Internal Revenue Code to reflect increases in the cost of living). Notwithstanding the foregoing, for purposes of Section 3.2 no Compensation shall be recognized for Plan Years beginning on or after January 1, 2002.

Credited Leave - an Employee’s leave of absence which has been approved in writing by his Employer. In the case of an Employee who incurs a disability such Credited Leave shall not exceed a short-term disability period of nine months unless a longer period is specifically approved by his Employer.

DBC Participant - an individual who was an active Participant on February 29, 2000, and on March 1, 2000, was transferred to Interactive Data Corporation.

Defined Benefit Plan - a defined benefit plan, as defined in Section 3(35) of ERISA, that (a) is maintained by one or more entities within an Affiliated Group, (b) is qualified under Sections 401 and 501 of the Internal Revenue Code and (c) is not a Defined Contribution Plan.

Defined Contribution Offset - the Actuarial Equivalent of a Participant’s Hypothetical Defined Contribution Offset payable in the form of a single life annuity without ancillary benefits commencing on a Participant’s Normal Retirement Date (or, if later, the Participant’s Annuity Starting Date). A Participant’s Hypothetical Defined Contribution Offset shall be an amount, expressed as a lump sum, equal to the aggregate of the “Hypothetical Defined Contribution Amounts” (as adjusted for interest) for each Plan Year beginning on or after January 1, 2002 and during which the Participant is eligible to participate in The Pearson Retirement Plan. For purposes of the foregoing, the Hypothetical Defined Contribution Amount for a Plan Year beginning on or after January 1, 2002 is equal to the sum of: (i) 1.5% of the Participant’s “compensation” (as defined under the applicable grandfathered benefit formula under Section 3.5 (“Grandfathered Compensation”)) for the Plan Year; (ii) in the case of a Participant who is an active employee (or on an approved leave of absence) on December 31 of such Plan Year, 1.25% of Grandfathered Compensation for the Plan Year; and (iii) in the case of a Participant who (A) as of December 31, 2001 has a Vesting Period of Service of at least 10 years and (B) is an active employee (or on an approved leave of absence) on December 31 of the Plan Year, an amount determined as follows: (1) if the Participant has not attained age 40 by December 31, 2001, 0% of his Grandfathered Compensation for that Plan Year; (2) if the Participant has attained age 40 but not age 45 by December 31, 2001, 0.5% of his Grandfathered Compensation for that Plan Year; (3) if the Participant has attained age 45 but not age 55 by December 31, 2001, 1% of his Grandfathered Compensation for that Plan Year; and (4) if the Participant has attained age 55 by December 31, 2001, 1.5% of his Grandfathered Compensation for that Plan Year. At the end of each Plan Year (commencing with the 2003 Plan Year), the aggregate Hypothetical Defined Contribution Amount will be adjusted for interest by applying an interest rate of 7% (compounded annually) to the sum of the aggregate of the Hypothetical Defined Contribution Amount s (as adjusted for interest) as of December 31 of the prior Plan Year. In the year in which the Participant has an Annuity Starting Date, an interest adjustment will be made for the period beginning on the first day of that Plan Year and ending on the Participant’s Annuity Starting Date by applying interest at the rate of 7% (compounded annually) to the sum of the aggregate of the Hypothetical Defined Contribution Amounts, as of December 31 of the prior Plan Year.

Defined Contribution Plan - a defined contribution plan, as defined in Section 3(34) of ERISA, that (a) is maintained by one or more entities within an Affiliated Group, and (b) is qualified under Sections 401 and 501 of the Internal Revenue Code.

Early Retirement Date - Subject to the following sentence, the first day of the month next following a Participant’s attainment of age 55 and being credited with a Vesting Period of Service of five years. In the case of an Employee other than an AWL Participant who is not credited with an Hour of Service on or after September 1, 1999, the first day of the month next following the Participant’s attainment of age 55 and being credited with a Vesting Period of Service of ten years.

Eligible Employee - an Employee employed by an Employer who (a) either (1) is employed on a basis in which he customarily completes at least 20 Hours of Service per week (“Full-Time Employee”) and has completed a Period of Service of at least three months as a Full-Time Employee; or (2) is not a Full-Time Employee but has been credited with at least 1,000 Hours of Service for the 12-consecutive month period commencing with the Employee’s first Hour of Service or has been credited with at least 1,000 Hours of Service for any Plan Year commencing on or after his first Hour of Service, (b) is not covered by a collective bargaining agreement (unless the collective bargaining agreement as defined in Section 410(b)(3)(A) of the Internal Revenue Code and related regulations expressly provides for inclusion of the Employee as a Participant); (c) subject to Schedule F to this Plan, is not a non-resident alien as defined in Section 410(b)(3)(C) of the Internal Revenue Code, and (d) is not an Employee who is actively covered by a pension plan maintained by an Affiliated Company outside of the United States. Any Full-Time Employee who is not an Eligible Employee on the Restatement Date shall become an Eligible Employee on the day the Employee satisfies the conditions of clauses, (a), (b) and (c) above. Any Employee who is not a Full-Time Employee and is not an Eligible Employee on the Restatement Date shall become an Eligible Employee on the day he satisfies the conditions of clauses (b) and (c) above or the last day of the 12-consecutive month period during which the Employee satisfies the requirements of clause (a) above, whichever is later.

A Rehired Employee shall be deemed to be an Eligible Employee as of the day his employment recommences if the Employee has satisfied the requirements of this definition by the day his employment recommences and the Employee’s most recent period of service has not been disregarded under Section 2.4(c).An individual shall not be included as an Eligible Employee for purposes of this Plan if he is either: (i) a leased employee (as defined in Section 414(n) of the

Internal Revenue Code) or (ii) any other individual classified by an Employer as performing services for an Affiliated Employer under an agreement or arrangement pursuant to which he is treated as an independent contractor or a leased employee (whether or not meeting the definition under Section 414(n) of the Internal Revenue Code) or an individual who is not classified by an Affiliated Company as an employee for purposes of withholding federal employment taxes (irrespective of whether the individual is subsequently reclassified or treated as an employee of an Affiliated Company under common-law employment principles by the Internal Revenue Service, any other governmental agency or authority, or a court).

Notwithstanding anything contained herein to the contrary, no individual shall become an Eligible Employee for the first time after December 31, 2001.

Employee - anyone who is employed by an Affiliated Company. A leased employee (as defined in Section 414(n) of the Internal Revenue Code) and any other individual required to be treated as an Employee under Section 414(o) of the Internal Revenue Code shall be treated as an Employee for purposes of this Plan.

Employer - the Company or any other company which has adopted this Plan under Article 16 as listed on Schedule C. In the case of a company that only adopts the Plan with respect to a portion of its employees, the term Employer shall only refer to the portion of the company that participates in the Plan.

Employment Commencement Date - (a) the day an Employee is first credited with an Hour of Service or (b) if an Employee has a Period of Severance, the Employee’s first Hour of Service after a Period of Severance.

ERISA - the Employee Retirement Income Security Act of 1974, as it may from time to time be amended or supplemented, and the rulings issued and regulations promulgated thereunder.

Five Percent Owner - an Employee who owns more than five percent of an Affiliated Group (within the meaning of Section 416(i)(1)(B)(i) of the Internal Revenue Code).

Former AGS Plan - the former American Guidance Service Inc. Pension Plan.

Former Interactive Data Corporation - the Interactive Data Corporation in existence on February 29, 2000, prior to merger with Data Broadcasting Corporation (as renamed effective June 15, 2001, the Interactive Data Corporation).

Former Simon & Schuster Plan - the qualified defined benefit plan in effect prior to November 30, 1998, which covered Simon & Schuster employees transferred to Addison Wesley Longman on November 30, 1998.

Former Simon & Schuster Benefit Service - service for the period during which a Participant was receiving service credit for benefit accrual purposes under the Former Simon & Schuster Plan for benefit accrual.

Former Simon & Schuster Participant - an individual who was a participant in the Former Simon & Schuster Plan on November 29, 1998 and who either (a) became an Employee of Addison Wesley Longman on November 30, 1998 or (b) transferred employment from Simon & Schuster to an Affiliated Company after November 30, 1998 and who is listed on Schedule G.

Hour of Service - (a) an hour for which an Employee directly or indirectly receives, or is entitled to receive, remuneration from an Affiliated Company in relation to his employment, including hours credited for vacation, sickness or disability and hours for which back pay has been paid, awarded or agreed to (irrespective of mitigation of damages) by an Affiliated Company (which shall be credited to an Employee with respect to the period for which remuneration is paid). An

Employee shall be credited with 35 Hours of Service for each week he is on Credited Leave. In no event shall more than 501 Hours of Service be credited to an Employee on account of any single period (other than a Credited Leave) during which the Employee performs no duties. For purposes of determining an Employee’s Employment Commencement Date, an “Hour of Service” shall mean an hour for which an Employee receives or is entitled to receive remuneration from an Affiliated Company in relation to his employment. Hours of Service shall be credited to an Employee in accordance with the records of the Employee’s Affiliated Company and Department of Labor Regulations Section 2530.200b-2.

(b)	Hours of Service shall also include the following:

(1)	In the case of a Participant who is an Employee on or after January 1, 1997, prior service with The Economist shall be included in Hours of Service solely for purposes of determining the date on which such Participant became an Eligible Employee; provided, that at the time such service was rendered, Pearson PLC had at least a 50% ownership interest in The Economist.

(2)	In the case of an Employee who was employed by Putnam Berkley prior to January 1, 1998, his Service for Putnam Berkley shall be included in determining Hours of Service.

(3)	In the case of a Former Simon & Schuster Participant, service with Simon & Schuster prior to November 30, 1998 (or, if later, the date the Participant transferred to employment with an Affiliated Company) shall be included in determining Hours of Service.

(4)	In the case of an Employee who was employed by the Mueller Data Division of Thompson Financial Services Management Group (“Mueller Division”) who became an Employee of the Former Interactive Data Corporation on August 1, 1999, his service for Mueller Division shall be included in determining Hours of Service.

(5)	In the case of a Participant who was employed by Avery Publishing Company on September 30, 1999 and transferred to Penguin Putnam on October 1, 1999, his service rendered to Avery Publishing Company prior to October 1, 1999 shall be included in determining Hours of Service.

(6)	In the case of an Employee of Data Broadcasting Corporation (renamed effective June 15, 2001 the Interactive Data Corporation), his service prior to January 1, 2001 if not already included in determining Hours of Service.

(7)	In the case of an individual who became an Employee as a result of the Company’s acquisition of Pearson Broadband US, Inc. or OnDigital Media, Inc. his service to Pearson Broadband US, Inc. or OnDigital Media, Inc. on and after November 9, 2000 shall be included in determining Hours of Service.

Internal Revenue Code - the Internal Revenue Code of 1986, as it may from time to time be amended or supplemented, and the rulings issued and regulations promulgated thereunder.

Investment Committee - the committee appointed by the Board under Section 9.1 to oversee the investment of assets for the Plan and take such other actions as prescribed by the Board.

Investment Manager - anyone who (a) is granted the power to manage, acquire, or dispose of any asset of the Plan, (b) acknowledges in writing that he is a fiduciary with respect to the Plan and (c)

is (1) an investment adviser registered under the Investment Advisers Act of 1940, (2) a bank (as defined in the Investment Advisers Act of 1940) or (3) an insurance company qualified under the laws of more than one state to manage the assets of employee benefit plans (as defined in Section 3(3) of ERISA).

Learning Network Participant - an individual who on or after June 30, 2000, was an active Participant in the employ of an Employer other than Learning Network and immediately thereafter transferred to Learning Network.

Limitation Year - the Plan Year.

Medical or Family Leave - an Employee’s leave of absence from employment with an Affiliated Company because of (a) pregnancy, birth of the Employee’s child, placement of a child with the Employee in connection with adoption of the child or caring for a child immediately following birth or adoption or (b) any other reason that would entitle the Employee to take a leave under the Family and Medical Leave Act of 1993. The Affiliated Company shall determine the first and last day of any Medical or Family Leave.

Merged Plan - any plan designated by the Board as a Merged Plan under Section 18.4.

Normal Retirement Date

(a)	Subject to paragraph (b), the first day of the month coincident with or next following the Participant’s 65th birthday.

(b)	in the case of an AWL Participant, his Normal Retirement Date shall not be later than the first day of the month coincident with or immediately preceding the later of the Participant’s 65th birthday and the Participant’s fifth anniversary of participation in the Plan.

Participant - a participant in this Plan under Article 2

Pearson Participant - a Participant who was a Participant in this Plan on November 29, 1998.

PEP Percentage - the percentage of a Participant’s Average Annual Compensation credited for each year of his Benefit Accrual Period of Service as determined under Section 3.3(c).

Period of Service - a period (including any periods of Credited Leave) beginning on a Participant’s Employment Commencement Date and ending on the Participant’s Severance from Service Date (or, if earlier, the first anniversary of the Participant’s Medical or Family Leave).

An Employee’s Period of Service shall include any Period of Severance which ends with either of the following:

(a)	except as otherwise provided in clause (b), an Employment Commencement Date within 12 months of the Employee’s prior Termination of Employment, Retirement or incurrence of a Permanent Disability,

(b)	notwithstanding paragraph (a), an Employment Commencement Date within 12 months of the first day of a prior absence from service for any reason other than quit, discharge, Retirement or death of 12 months or less during which the Employee had a Termination of Employment, Retirement or incurred a Permanent Disability.

(c)	The following additional service shall be included in a Participant’s Period of Service:

(1)	In the case of a Participant who is an Employee on or after January 1, 1997, prior service with The Economist shall be included in a Participant’s Period of Service solely for purposes of determining the date on which his Retirement Benefit becomes nonforfeitable under Article 5 and the date on which such Participant become an Eligible Employee; provided, that at the time such service was rendered, Pearson PLC had at least a 50% ownership interests in The Economist.

(2)	In the case of an Employee who was employed by Putnam Berkley prior to January 1, 1998, his Period of Service for purposes of determining the Participant’s Vesting Period of Service and his eligibility service shall also include service rendered to Putnam Berkley prior to January 1, 1998.

(3)	In the case of a Former Simon & Schuster Participant, his Period of Service for purposes of determining his Vesting Period of Service, his eligibility service and his Benefit Accrual Period of Service under Section 3.5 shall also include service rendered to Simon & Schuster prior to November 30, 1998 (or, if later, the date the Participant transferred to employment with an Affiliated Company).

(4)	In the case of an individual who was employed by the Mueller Data Division of Thompson Financial Services Management Group (“Mueller Division”) who became an Employee of the Former Interactive Data Corporation on August 1, 1999, his Period of Service for purposes of determining his Vesting Period of Service and his eligibility service shall also include his service rendered to the Mueller Division prior to August 1, 1999.

(5)	In the case of a Participant who was employed by Avery Publishing Company on September 30, 1999 and transferred to Penguin Putnam on October 1, 1999, his Period of Service for purposes of determining his Vesting Period of Service and his eligibility service shall also include his service rendered to Avery Publishing Company prior to October 1, 1999.

(6)	In the case of a DBC Participant, his Period of Service for purposes of determining his Vesting Period of Service and his Benefit Accrual Period of Service rendered to Data Broadcasting Corporation (renamed effective June 15, 2001 the Interactive Data Corporation) on or after March 1, 2000, except to the extent that such service is already included in the Participant’s Period of Service.

(7)	In the case of an Employee of Data Broadcasting Corporation (renamed effective June 15, 2001 the Interactive Data Corporation) who is not a DBC Participant, his Period of Service for purposes of determining his Vesting Period of Service and his eligibility service shall include service rendered to Data Broadcasting Corporation prior to January 1, 2001, except to the extent such service is already included in the Participant’s Period of Service.

(8)	Any periods of military service not already included in his Period of Service which are required to be credited under Section 414(u) of the Internal Revenue Code.

(9)	In the case of an individual who became an Employee as a result of the Company’s acquisition of Pearson Broadband US, Inc. or OnDigital Media, Inc., his Period of Service for purposes of determining the Participant’s Vesting Period of Service and his eligibility service shall also include service to Pearson Broadband US, Inc. or OnDigital Media, Inc. on and after November 9, 2000.

Period of Severance - a period commencing on a Participant’s Severance from Service Date and ending on the Participant’s subsequent Employment Commencement Date, if any.

Permanent Disability - a Participant’s termination of employment with an Employer as the result of his disability which disability (a) entitles the Participant to receive disability benefits under the Company’s long-term disability plan or, (b) in the case of a Participant who is employed by an Affiliated Company and is not covered by the Company’s long-term disability plan would satisfy the requirements for disability benefits under that plan.

Permitted Leave - an Employee’s approved leave of absence from employment with an Affiliated Company for any reason other than Retirement, Termination of Employment, Permanent Disability or death, including but not limited to military service, illness, disability, Medical or Family Leave, educational pursuits, service as a juror, temporary employment with a government agency, or any other leave of absence approved by that Affiliated Company. In approving a Permitted Leave, an Employee’s Affiliated Company shall determine the date as of which the Permitted Leave begins and ends.

Plan - the retirement plan set forth in this document as it may from time to time be amended or supplemented.

Plan Administrator - the Company or such other entity as designated by the Board.

Plan Year - the calendar year.

Preretirement Death Benefit - the death benefit payable under Article 7 to the spouse or a Beneficiary of a Participant who dies before his Annuity Starting Date.

Qualified Joint and Survivor Annuity - an annuity for the life of a Participant with a survivor annuity for the life of the Participant’s spouse where the survivor annuity is 50% of the amount of the annuity payable during the joint lives of the Participant and the Participant’s spouse and the joint and survivor annuity is at least the Actuarial Equivalent of the most valuable form of benefit under the Plan payable on his Annuity Starting Date.

Qualified Preretirement Survivor Annuity - an immediate survivor annuity for the life of the Participant’s spouse. Each payment under the survivor annuity must be equal to the Actuarial Equivalent value of the payment that would have been made to the spouse under the survivor annuity described below:

(a)	in the case of a Participant who dies after his Early Retirement Date, the survivor annuity the Participant’s spouse would have received if the Participant had a Termination of Employment or Retirement on the day before his death and received distribution of benefits in the form of a Qualified Joint and Survivor Annuity commencing on the spouse’s Annuity Starting Date, or

(b)	in the case of a Participant who dies on or before his Early Retirement Date, the survivor annuity the Participant’s spouse would have received if the Participant had a Termination of Employment on the day of his death, survived to the spouse’s Annuity Starting Date, and received distribution of benefits in the form of an immediate Qualified Joint and Survivor Annuity.

Rehired Employee - an Employee who is rehired by an Affiliated Company after he has had a Termination of Employment or Retirement.

Restatement Date - except as otherwise provided in Schedule A to this Plan, January 1, 2007

Retirement - a Participant’s termination of employment with an Affiliated Company on or after his Normal Retirement Date or in the case of an Employee who has incurred a Permanent Disability, his attainment of age 65.

Retirement Benefit - the monthly benefit that accrues to a Participant under Article 3.

Section 3.2 Annuity - the Actuarial Equivalent of a Participant’s Lump Sum Amount payable monthly in the form of a single life annuity without ancillary benefits.

Service for Putnam Berkley - service rendered prior to January 1, 1998, to Putnam Berkley. In the case of a Rehired Employee or an employee who terminated employment with Putnam Berkley and was then rehired with Putnam Berkley or an Affiliated Company, his service prior to his rehire shall not be included as service under this definition if such service would have been disregarded under the rules applicable to a Participant.

Severance from Service Date - subject to the following sentence, the earliest of (a) the day of an Employee’s Retirement, Termination of Employment, or death, (b) the second anniversary of an Employee’s absence for Medical or Family Leave, and (c) the first anniversary of the first day of a period in which an Employee remains absent from service for any reason other than quit, discharge, Medical or Family Leave, Retirement or death.

In the case of an Employee who incurs a Permanent Disability, his Severance from Service Date shall be the date on which the latest of the following occurs: (a) his Benefit Accrual Period of Service ceases to be credited under Section 3.6 (unless he recovers from the Permanent Disability and resumes employment with an Affiliated Company); (b) he attains age 65; (c) he begins to receive distributions of his Retirement Benefits; or (d) this Plan is terminated (or the accrual of benefits under the Plan otherwise ceases).

Former Simon & Schuster Employee - an Employee who was employed by Simon & Schuster on November 29, 1998, and became employed by Addison Wesley Longman on November 30, 1998.

Termination of Employment - a Participant’s termination of employment with an Affiliated Company, whether voluntary or involuntary, for any reason, including but not limited to quit or discharge, and other than for Medical or Family Leave, Permitted Leave, Credited Leave, transfer to another Affiliated Company, Retirement or death.

In the case of an Employee who incurs a Permanent Disability, his Termination of Employment shall be the date on which the latest of the following occurs: (a) his Benefit Accrual Period of Service ceases to be credited under Section 3.6 (unless he recovers from the Permanent Disability and resumes employment with an Affiliated Company); (b) he attains age 65; (c) he begins to receive distributions of his Retirement Benefits; (d) he dies; or (e) this Plan is terminated (or the accrual of benefits under the Plan otherwise ceases).

Trust - the trust established or maintained under the Trust Agreement.

Trust Agreement - the agreement which provides for the continuation of the Trust, as that agreement may from time to time be amended or supplemented.

Trust Fund - the total of the assets held in the Trust.

Trustee - anyone serving as trustee under the Trust Agreement.

Valuation Date - the first day of each Plan Year or any other date specified in the Plan or by the Investment Committee as a date for valuation of the Trust Fund.

Vested Interest - the nonforfeitable portion of a Participant’s Retirement Benefit determined under Article 5.

Vesting Period of Service -

(a)	subject to paragraph (b), an Employee’s aggregate Periods of Service (and any periods that are required be credited to the Employee for his period of military service under Section 414(u) of the Internal Revenue Code), except that the following periods included in the Employee’s Periods of Service shall be disregarded:

(1)	any periods preceding a Period of Severance of at least 60 consecutive months if the Employee has no Vested Interest and the number of months of his Period of Severance is equal to (or greater than) the number of months of the Employee’s Periods of Service preceding that Period of Severance;

(2)	any periods while the Employee’s Employer is not an Affiliated Company, except (A) in the case of an Employee employed by New American Library, or a limited partnership, or (B) in the case of service specifically included in a Participant’s Period of Service under Article 1.

(3)	any periods preceding January 1, 1985, if these periods would have been disregarded under the rules then in effect with respect to breaks in service of the Plan.

For purposes of determining an Employee’s Vesting Period of Service, Periods of Service shall be aggregated on the basis that 12 months of service are equal to one full year of service and completed months of service which are less than one year of service shall equal a fraction which shall be computed to the nearest .01% of a year and 30 days of service are equal to one full month of service.

(b)	in the case of either an AWL Participant in no event shall his Vesting Period of Service as of November 30, 1999 be less than his years of Vesting Service as of November 30, 1999, credited under the AWL Plan (as described in Schedule E).

In the event an individual who was a leased employee within the meaning of Section 414(n)(2) of the Internal Revenue Code becomes an Employee and an Affiliated Company was the recipient of such individual’s services as a leased employee, his prior employment as a leased employee shall be credited as a Vesting Period of Service.

Article 2. Participation

2.1	Participation on the Restatement Date. All Employees who were Participants as of the Restatement Date shall remain as such.

2.2	Participation After December 31, 2001. As a result of the freezing of benefit accruals under the Plan, effective as of December 31, 2001, no Employee shall become a Participant after December 31, 2001.

2.3	Cessation of Participation. For purposes of Articles 2 and 3, a Participant shall cease to be a Participant as of the day the Participant incurs a Period of Severance of 12-consecutive months. For all other purposes under this Plan, a Participant shall cease to be a Participant as of the day all distributions to the Participant and the Participant’s Beneficiaries have been made.

2.4	Participation Upon Reemployment. A Rehired Employee whose date of rehire is on or after January 1, 2002 shall not be eligible to participate in the Plan. The following rules shall apply with respect to the participation of a Rehired Employee whose date of rehire is prior to January 1, 2002:

(a)	Subject to Section 2.4(b), if the Rehired Employee is an Eligible Employee as of the date he is reemployed by an Employer, the Rehired Employee shall again become a Participant as of that day. If the Rehired Employee is not an Eligible Employee as of the day he is reemployed, the Rehired Employee shall become a Participant in accordance with Section 2.2.

(b)	If the Rehired Employee incurred a Break in Service before his reemployment, the

Rehired Employee shall not become a Participant as provided in Section 2.4(a) until the earlier of the date that he (1) is employed as a Full-Time Employee and completes a Period of Service of three months as a Full-Time Employee after his reemployment or (2) is credited with at least 1,000 Hours of Service for the 12-consecutive month period commencing with his first Hour of Service after reemployment or has been credited with at least 1,000 Hours of Service for any subsequent 12-consecutive month period commencing on the anniversary of the day of that first Hour of Service.

(c)	In determining whether a Rehired Employee is an Eligible Employee as of the date the Rehired Employee is reemployed the following rules shall apply:

(1)	if the Rehired Employee is a Full-Time Employee, does not have a Vested Interest and has a Period of Severance equal to (or greater than) the greater of 60 months and the number of months of his previous Period of Service (excluding Periods of Service previously disregarded under this Section 2.4(c)), the Rehired Employee’s previous service as an Employee shall be disregarded for purposes of determining when he again becomes an Eligible Employee; or

(2)	if the Rehired Employee is not a Full-Time Employee, does not have a Vested Interest and has a number of consecutive Breaks in Service equal to (or greater than) the greater of five and the number of his previous Years of Service (excluding Years of Service previously disregarded under this Section 2.4(c)), the Rehired Employee’s previous service as an Employee shall be disregarded for purposes of determining when he again becomes an Eligible Employee.

2.5	Effect of Change in Job Status Upon Eligibility. In the case of a Participant who (a) ceases to be an Eligible Employee as a result of a change in job status and then transfers to a job status in which he again becomes an Eligible Employee and (b) does so without incurring a Break in Service he shall become a Participant immediately upon again becoming an Eligible Employee. In the case of a Participant described in clause (a) of the prior sentence but who incurs a Break in Service before he again becomes an Eligible Employee, the determination of when he shall become a Participant shall be made by applying the rules under Section 2.4 as if the Employee was a Rehired Employee.

Article 3. Retirement Benefits

3.1	General. Participants’ Retirement Benefits shall be determined under this Article 3 (subject to the limitations set forth in Article 4); provided, that the Retirement Benefit of an AGS Participant shall be determined under Schedule H. Each Participant shall be entitled to the nonforfeitable portion, as determined under Article 5, of his Retirement Benefit, and shall have no right to any portion of his Retirement Benefit which is not nonforfeitable under Article 5 (nor shall any such portion increase the Retirement Benefit of any other Participant). The form and timing of distribution of the nonforfeitable portion of a Participant’s Retirement Benefit shall be made in accordance with Article 6.

3.2	Retirement Benefit Attributable to Lump Sum Amount. Subject to Article 4 and Sections 3.5 - 3.8 and 6.8 and Schedule F, upon a Participant’s Retirement or Termination of Employment, the Participant’s Lump Sum Amount shall be equal to the sum of (a) and (b) as adjusted under paragraph (c) as follows:

(a)	the product of: (1) the Participant’s Aggregate PEP Percentages (as determined under Section 3.3); and (2) his Average Annual Compensation as of December 31, 2001 (or, if earlier, his Termination of Employment); and

(b)	in the case of a Participant described in Section 3.4 the product of (1) his Transition Credits under Section 3.4; and (2) his Average Annual Compensation.

(c)	The sum of (a) and (b) shall be increased by interest at the rate of 5% (compounded monthly) (or, if lower, the rate specified in paragraph 2(a) of Schedule B) for the period beginning with the earlier of (i) the Participant’s Termination of Employment and (ii) January 1, 2002, and ending on the Participant’s Annuity Starting Date.

For purposes of determining a Participant’s Retirement Benefit under this Section 3.2 it shall be assumed that payment of the Retirement Benefit will be made in the form of a Section 3.2 Annuity commencing on the Participant’s Normal Retirement Date (or, if later, the Participant’s Annuity Starting Date).

3.3	Aggregate PEP Percentages.

(a)	Subject to paragraph (b), a Participant’s Aggregate PEP Percentages shall be equal to the sum of each of the applicable PEP Percentages set forth in the table in Section 3.3(c) multiplied by the number of years (or partial years) of his Benefit Accrual Period of Service prior to January 1, 2002 to which each such PEP Percentage applies. The applicable PEP Percentage for a year (or partial year) of a Participant’s Benefit Accrual Period of Service shall be determined by crediting the Participant with one-twelfth of the PEP Percentage corresponding to the Participant’s attained age as of the first day of each month within such year (or partial year).

(b)	In the case of an AWL Participant, his Aggregate PEP Percentages shall be equal to the sum of his Aggregate PEP Percentages for periods on or before November 30, 1998 and his Aggregate PEP Percentages for periods after November 30, 1998 determined as follows:

(1)	the Aggregate PEP Percentages for periods after November 30, 1998 is equal to the sum of each of the applicable PEP Percentages set forth in the table in Section 3.3(c) multiplied by the number of years (or partial years) of his Benefit Accrual Period of Service to which each such PEP Percentage applies; and

(2)	the Aggregate PEP Percentages for periods on or before November 30, 1998 is equal to the sum of each of the applicable PEP Percentages set forth in the table in Section 3.3(c) multiplied by the number of years (or partial years) of a Participant’s Benefit Accrual Period of Service on or after the Participant’s Entry Date and on or before November 30, 1998 to which each such PEP Percentages apply. For purposes of this Section 3.3(b)(2) an AWL Participant’s Entry Date shall be the date that precedes November 30, 1998 by the number of years of the Participant’s AWL Benefit Service, but in no event shall a AWL Participant’s Entry Date be earlier then November 30, 1968.

(c)	A Participant’s PEP Percentages under this Section 3.3 shall be determined under the following table:

Participant’s Attained Age	PEP Percentages (percentage of Average Annual Compensation)
Under 30	3.00%
30-39	4.00%
40-49	5.00%
50-59	6.00%
60 and above	8.00%

3.4	Transition Credits. In the case of a Participant who is either an AWL Participant, or a Pearson Participant, his Transition Credits, if any, for purposes of Section 3.2(b) shall be determined as set forth below. A Participant not described in the prior sentence shall not be entitled to any Transition Credits.

(a)	In the case of a Pearson Participant, his Transition Credits shall be equal to the excess, if any, of (1) over (2) as follows:

(1)	The Actuarial Equivalent lump sum value of a Pearson Participant’s accrued benefit as of December 31, 1997 (as determined under Schedule D) divided by the Pearson Participant’s Average Annual Compensation as of December 31, 1997; and

(2)	The Participant’s Aggregate PEP Percentages determined under Section 3.3, attributable to his Benefit Accrual Period of Service prior to January 1, 1998.

(b)	A Pearson Participant who satisfies the criteria specified in the following sentence may be entitled to Transition Credits in addition to those described in paragraph (a). In order to receive the additional Transition Credits under this paragraph (b), a Participant must have attained age 50 and have a Vesting Period of Service of at least five years as of January 1, 1998. The Transitional Credits under this paragraph shall be equal to the excess, if any, of (1) over (2) as follows:

(1)	The Actuarial Equivalent lump-sum value of the Pearson Participant’s Grandfathered Pearson Benefit under Section 3.5(d) divided by the Pearson Participant’s Average Annual Compensation as of December 31, 2002 (or, if earlier, his Termination of Employment), and

(2)	The sum of: (A) the Participant’s PEP Percentages determined under Section 3.3, attributable to his Benefit Accrual Period of Service prior to January 1, 2003 and (B) Transition Credits, if any, to which the Participant is entitled under Section 3.4(a).

(c)	In the case of a Participant who is an AWL Participant, his Transition Credits, if any, shall be equal to the excess of (1) over (2) as follows:

(1)	The Actuarial Equivalent lump sum value of an AWL Participant’s accrued benefit under the AWL Plan as of November 30, 1998 (as determined under Schedule E) divided by the Participant’s AWL Average Annual Compensation as of November 30, 1998, and

(2)	The aggregate of an AWL Participant’s PEP Percentages determined under Section 3.2, attributable to his Benefit Accrual Period of Service prior to December 1, 1998.

(d)	For purposes of determining the Actuarial Equivalent lump sum value under paragraphs (a) and (c) of this Section the following factors shall apply: (1) the mortality factors specified in Paragraph 1(a) of Schedule B; and (2) an interest rate equal to the annual rate of interest on 30-year Treasury securities for the month of September, 1997.

3.5	Minimum Retirement Benefit. Subject to Article 4, and Sections 3.8 and 6.8, in no event shall a Participant’s Retirement Benefit be less than the benefit determined in the applicable of paragraphs (a) through (f) as follows; provided however, that in each case, the aggregate amount of benefit accruals, as so determined for periods on and after January 1, 2002, shall be reduced by a Defined Contribution Offset:

(a)	December 31, 1997 Retirement Benefit. In the case of a Pearson Participant, his accrued benefit as of December 31, 1997 (as set forth in Schedule D to this Plan).

(b)	November 30, 1998 Retirement Benefit. In the case of a Participant who is an AWL Participant, his accrued benefit as of November 30, 1998 under the AWL Plan (as set forth in Schedule E to this Plan).

(c)	December 31, 1999 Retirement Benefit. In the case of a Pearson Participant his accrued benefit as of December 31, 1999 based on his Average Annual Compensation as of this date.

(d)	Grandfathered Pearson Benefit. In the case of a Pearson Participant who had attained age 50 and had been credited with a Vesting Period of Service of at least five years as of December 31, 1997, a benefit equal to the Retirement Benefit the Participant would have received under the Plan based on his Benefit Accrual Period of Service and Compensation through December 31, 2002 (or, if earlier, his Termination of Employment) if the benefit formula in effect under the Plan on December 31, 1997 (as set forth in Schedule D to this Plan) had continued until that date.

(e)	Grandfathered AWL Benefit. In the case of a Participant who is an AWL Participant and who had attained age 45 and had a Benefit Accrual Period of Service of at least ten years as of November 30, 1998, a benefit equal to the Retirement Benefit the Participant would have received based on his Benefit Accrual Period of Service and Compensation through his Termination of Employment if the benefit formula in effect under the AWL Plan on November 29, 1998 (as set forth in Schedule E to this Plan) had continued. Notwithstanding the foregoing, an AWL Participant who was employed by Harper Collins prior to April 1, 1996 and who was transferred to AWL as of April 1, 1996 will be deemed to satisfy the requirements of the prior sentence if he had attained age 45 and had a Vesting Period of Service of at least ten years as of November 30, 1998.

(f)	Grandfathered Former Simon & Schuster Benefit In the case of a Former Simon & Schuster Participant who is at least age 45 and had a Vesting Period of Service of at least ten years as of November 30, 1998, a benefit equal to the excess, if any, of (1) over (2) as follows:

(1)	The benefit determined under paragraph (e), but based on (A) Benefit Service equal to the sum of (i) the Participant’s Former Simon & Schuster Benefit Service; and (ii) his AWL Benefit Service (as defined in Schedule E) on and after November 30, 1998 (or, if later, the date the Participant transferred employment to an Affiliated Company); and (B) Compensation equal to the sum of (i) the Participant’s compensation earned prior to November 30, 1998 (or, if later, the date the Participant transferred employment to an Affiliated Company)and while covered under the Former Simon & Schuster Plan that would have satisfied the definition of Compensation in Schedule E and (ii) Compensation earned on or after November 30, 1998 (or, if later, the date the Participant transferred employment to an Affiliated Company), and

(2)	the Former Simon & Schuster Participant’s accrued benefit under the Former Simon & Schuster Plan as of November 29, 1998 (or, if later, the date the Participant transferred employment to an Affiliated Company).

(g)	Financial Times Participant’s Benefit – In the case of a Participant who was (1) an active participant in the former Financial Times U.S. Retirement Plan on December 31, 1993 and (2) who was an Eligible Employee on January 1, 2000, the Retirement Benefit such Participant would have received if the provisions of the former Financial Times U.S. Retirement Plan continued to apply. Such Retirement Benefit shall be determined under Appendix E, except that all the benefits shall continue to accrue on or after January 1, 1994, and shall be determined as of the date of the Participant’s Termination of Employment.

3.6	Retirement Benefit Upon Permanent Disability

(a)	Subject to Article 4 and Sections 3.7, 3.8 and 6.8 and paragraph (b) and except with respect to the determination of a Participant’s Aggregate PEP Percentages under Section 3.3, in the case of a Participant who incurs a Permanent Disability, his Retirement Benefit shall not be less than an amount equal to the Retirement Benefit determined under this Article 3 based upon his Average Annual Compensation as of the date of his Permanent Disability (or December 31, 2001, if earlier) and the Benefit Accrual Period of Service with which the Participant would have been credited had he remained an Employee until his Normal Retirement Date (or, if earlier, the day the Plan is terminated or the accrual of benefits under the Plan otherwise cease, but in no event later than December 31, 2001).

(b)	The Benefit Accrual Period of Service of a Participant who is otherwise entitled to receive a Retirement Benefit under paragraph (a) shall end no later than the earlier of (1) the day he ceases to be eligible for benefits under the Company’s long-term disability plan as the result of his recovery from the Permanent Disability, (2) in the case of a Participant who elects to receive a distribution of benefits before his Normal Retirement Date under Section 6.5, his Annuity Starting Date, or (3) December 31, 2001.

(c)

For purposes of determining the Vested Interest of a Participant described in paragraph (a) and who incurs a Permanent Disability, his Vesting Period of Service shall end on the earliest of (1) his Normal Retirement Date, (2) the day the Plan

terminates (or the accrual of benefits under the Plan otherwise ceases), (3) the day he ceases to be eligible for benefits under the Company’s long-term disability plan as a result of his recovery from the Permanent Disability and (4) in the case of a Participant who elects to receive a distribution of benefits before his Normal Retirement Date under Section 6.5, his Annuity Starting Date.

(d)	Distribution of the Retirement Benefit of a Participant who incurs a Permanent Disability shall commence as of the Participant’s Normal Retirement Date unless he elects to receive distribution of his benefits before that time under Section 6.5.

For purposes of this Section 3.6, it shall be assumed that payment of the Retirement Benefit will be made as monthly payments in the form of a single life annuity without ancillary benefits, commencing on the Participant’s Normal Retirement Date.

3.7	Maximum Retirement Benefit.

(a)	In the case of a Participant who (1) has a Termination of Employment before his Normal Retirement Date and (2) does not receive a distribution upon Termination of Employment, in no event shall the amount of his Retirement Benefit determined under Section 3.2 (but, without regard to Section 3.8) payable in the form of a single life annuity commencing at any time be greater than the amount payable under a [single] life annuity commencing on his Normal Retirement Date which is the Actuarial Equivalent of his age 65 Lump Sum Amount determined under the following sentence. A Participant’s age 65 Lump Sum Amount is the Lump Sum Amount which the Participant would be entitled to receive if he had remained an Employee until his Normal Retirement Date, based on the Aggregate PEP Percentages with which he would be credited upon his Normal Retirement Date and his Average Annual Compensation at his actual Termination of Employment.

(b)	If a Participant (1) has a Termination of Employment before his Normal Retirement Date, (2) does not elect an immediate distribution of his Retirement Benefit and (3) elects a form of annuity under Section 6.1 other than a single life annuity, the amount payable under that annuity shall not be greater than the Actuarial Equivalent of the single life annuity described in Section 3.7(a).

3.8	Offsets for Certain Prior Plan Benefits.

(a)	Employees of New American Library. In the case of a Participant who was a participant in either the New American Library Pension Plan or the New American Library Capital Accumulation Plan the amount of his Retirement Benefit under Sections 3.2, 3.5 and 3.6 shall be offset by the sum of (1) and (2) as follows:

(1)	The Participant’s accrued benefit under the terminated New American Library Pension Plan, as set forth in Appendix A (regardless of whether the Participant is entitled to any future payments under that plan), and

(2)	The Actuarial Equivalent of the Participant’s accumulated employer contributions, other than employer matching contributions, made under the New American Library Capital Accumulation Plan, as set forth in Appendix B.

For purposes of determining a Participant’s accrued benefit under the New American Library Pension Plan (set forth in Appendix A) and the Actuarial Equivalent of a Participant’s accumulated employer contributions under the New American Library

Capital Accumulation Plan (set forth in Appendix B) it shall be assumed that payment of the benefit will be made in the form of a single life annuity without ancillary benefits commencing on the Participant’s Normal Retirement Date.

(b)	Former District 65 Members. In the case of a Participant who was a member of the District 65 Security Plan Pension Fund (“District 65 Plan”) prior to April 1, 1991, the amount of his Retirement Benefit under Sections 3.2, 3.5 and 3.6 shall be offset in accordance with Section 3.9(e) by the vested benefit, if any, payable under such District 65 Plan expressed as a single life annuity without ancillary benefits commencing on the Participant’s Normal Retirement Date, as set forth in Appendix G to this Plan.

3.9	Transferred Employee; Change in Status as Eligible Employee. The following rules shall apply with respect to the determination of the Retirement Benefit of a Participant (a “Transferred Employee”) who is either (a) transferred to or from an Affiliated Company which is not an Employer or (b) otherwise ceases to be or becomes an Eligible Employee as the result of a change in the terms of his employment:

(1)	In the case of a Transferred Employee who is transferred from an Employer to an Affiliated Company which is not an Employer (or otherwise ceases to be an Eligible Employee), the amount of his Retirement Benefit shall be determined based on the number of years of his Benefit Accrual Period of Service at the time he is transferred (or otherwise ceases to be an Eligible Employee) and his Average Annual Compensation up to the date of his transfer, but for purpose of the adjustments under Section 3.2(d) he shall be treated as if he had a Termination of Employment on the date of his transfer.

(2)	Subject to paragraphs (3) and (4), in the case of a Transferred Employee who is transferred from an Affiliated Company which is not an Employer to an Employer (or otherwise becomes an Eligible Employee), the amount of his Retirement Benefit shall be determined based on the number of years of his Benefit Accrual Period of Service after the date of the transfer (or he otherwise becomes an Eligible Employee) and his Compensation after the date of the transfer.

(3)	In the case of a Transferred Employee who was a participant in the Penguin Canada Retirement Plan and/or the Penguin Canada Supplemental Retirement Plan and who is transferred to an Employer, the amount of his Retirement Benefit shall be the greater of (A) and (B) as follows:

(A)	the Participant’s Retirement Benefit based on the number of years of his Benefit Accrual Period of Service after the date of transfer and his Compensation after the date of the transfer, and

(B)

the difference between (i) the Participant’s Retirement Benefit determined by including his service rendered and compensation received while an employee of Penguin Canada in the Participant’s Benefit Accrual Period of Service and Compensation, respectively and (ii) the value of the Participant’s vested benefits, as of the date of his transfer, under the Penguin Canada Retirement Plan and the Penguin Canada Supplemental Retirement Plan. In determining the value of the vested benefit under the Penguin Canada Pension Plan and/or Penguin Canada Supplemental Retirement Plan, it shall be assumed that payment of the retirement benefit will be made in the form of a single life annuity without ancillary benefits, commencing on the

Participant’s Normal Retirement Date. The conversion of the benefit payable under the Penguin Canada Pension Plan and/or Penguin Canada Supplemental Retirement Plan to this form shall be based on the actuarial assumptions in effect under the Penguin Canada Pension Plan on the first day of the month in which the Participant’s transfer occurred. The amount of the benefit under the Penguin Canada Pension Plan and/or Penguin Canada Supplemental Retirement Plan shall be converted from Canadian currency to United States currency based on the exchange rate in effect on the day of the Participant’s Termination of Employment or Retirement.

(4)	In the case of an Employee who was not an Eligible Employee because he was covered by a collective bargaining agreement which does not expressly provide for the inclusion of the Employee as a Participant, and who subsequently becomes an Eligible Employee because he is no longer a member of a group of Employees covered by a collective bargaining agreement, the amount of his Retirement Benefit shall be determined based on the number of years of his Benefit Accrual Period of Service and his Compensation both before and after the date he becomes an Eligible Employee. If such Employee is or becomes entitled to a pension benefit from a Defined Benefit Plan covering any period which is included in his Benefit Accrual Period of Service under this Plan then the Retirement Benefit under this Plan shall be reduced by the pension payable from such other Defined Benefit Plan. For purposes of determining the amount of the offset of a Participant’s benefit under such other Defined Benefit Plan, the benefit payable under such plan shall be converted using the actuarial factors expressed in that plan (or if none the factors set forth in this Plan).

3.10	Retirement Benefit of Rehired Employee. The following rules shall apply with respect to the determination of the amount of the Retirement Benefit of a Participant who is a Rehired Employee:

(a)	The Retirement Benefit payable upon the Participant’s subsequent Termination of Employment, Retirement or Permanent Disability shall be an amount determined under the applicable Section of this Article 3 as in effect at that time.

(b)	The Rehired Employee’s Retirement Benefit that commenced on his prior Annuity Starting Date (the “Prior Retirement Benefit”) shall continue to be paid in accordance with Section 3.11.

(c)	For purposes of determining a Rehired Employee’s Retirement Benefit under Article 3 the following rules shall apply:

(1)	Subject to paragraph (d), if the Rehired Employee is reemployed as an Eligible Employee, then his Retirement Benefit under the applicable Section of Article 3 upon his subsequent Termination of Employment shall be determined by taking into account his Benefit Accrual Period of Service and Compensation accrued both prior to his initial Termination of Employment, and after his reemployment.

(2)	If the Rehired Employee has had an Annuity Starting Date, the Rehired Employee’s additional Retirement Benefit (if any) at his subsequent Annuity Starting Date shall be equal to the Actuarial Equivalent of (A) over (B) as follows:

(A)	the Actuarial Equivalent lump sum value of the Rehired Employee’s Retirement Benefit determined under paragraph (c)(1) as of his subsequent Termination of Employment; over

(B)	the Actuarial Equivalent of lump sum value of his Retirement Benefit as of his prior Annuity Starting Date.

For purposes of this paragraph (c)(ii), Actuarial Equivalent value shall be determined in accordance with the factors under Schedule A in effect on the date of the Participant’s Termination of Employment.

(d)	Subject to the following sentence, in the case of a Participant who has no Vested Interest on his Severance from Service Date: (1) he shall be deemed to receive a distribution of his entire Vested Interest upon his Severance from Service Date and (2) his Benefit Accrual Period of Service credited before his original Severance from Service Date shall be disregarded. However, if such Participant resumes covered Employment under the Plan no later than the day that he would have incurred a Period of Severance of five consecutive years, then he will be deemed to have repaid to the Plan his deemed distribution and accordingly his Benefit Accrual Period of Service credited before his original Termination of Employment or Retirement shall not be disregarded.

3.11	Reemployment of an Eligible Employee who has had an Annuity Starting Date. If a Participant who had a Termination of Employment and who is receiving a Retirement Benefit from the Plan is reemployed by the Company or an Affiliated Company, payment of his Retirement Benefit will continue and shall not be suspended. Upon the Participant’s subsequent Termination of Employment, his Retirement Benefit will be determined under the provisions of Section 3.10.

3.12	Suspension of Benefit Payments For Employment After Normal Retirement Date.

Payment of the Retirement Benefit of a Participant who remains in employment after his Normal Retirement Date shall be suspended during each calendar month of the Participant’s continued employment during which the Participant receives from an Affiliated Company payment for any Hours of Service on each of eight days. The Plan Administrator shall notify any Participant who is affected by this Section 3.12 in accordance with the notification requirements of Department of Labor Regulations Section 2530.203-3(b)(4).

Article 4 - Limitations on Benefits

4.1	Definitions. The following definitions apply for purposes of Section 4.2:

(a)	Annual Benefit—a benefit which is payable annually in the form of a single life annuity with no ancillary benefits and determined without regard to any contributions made by an Employee.

(b)	Defined Benefit Plan Fraction—a fraction for any Plan Year. The numerator of the fraction is the Participant’s Projected Annual Benefit. The denominator of the fraction is the lesser of:

(i)	the product of 1.25 and $90,000 (or such higher amount as may be permitted under Section 415(d) of the Internal Revenue Code to reflect increases in the cost of living); and

(ii)	the product of 1.4 and 100% of the Participant’s average Compensation during the three consecutive Plan Years in which the Participant received the greatest amount of Compensation.

(c)	Defined Contribution Plan Fraction—a fraction for any Plan Year. The numerator of the fraction is the aggregate amount of annual additions, as defined in Section 415(c)(2) of the Internal Revenue Code, to a Participant’s accounts as of the close of that Plan Year in all Defined Contribution Plans (whether or not terminated). The denominator of the fraction is the aggregate amount described in the following sentence for all Plan Years the Participant was an Employee (regardless of whether a Defined Contribution Plan was in existence during those years). The amount for each such Plan Year is equal to the lesser of:

(i)	the product of 1.25 and the dollar amount under Section 415(c)(1)(A) of the Internal Revenue Code for that Plan Year and

(ii)	the product of 1.4 and the amount determined under Section 415(c)(1)(B) of the Internal Revenue Code for that Plan Year. In the case of a Participant with respect to whom the sum of his Defined Benefit Plan Fraction and Defined Contribution Plan Fraction exceeds 1.0 as of either (or both) December 31, 1982 or December 31, 1986 (computed as if the provisions of Section 415 of the Internal Revenue Code, as amended by the Tax Equity and Fiscal Responsibility Act of 1982 or the Tax Reform Act of 1986, respectively, were in effect on the applicable of those dates and disregarding any changes to the plans made after May 5, 1986, but using the Section 415 limitation applicable to the first Plan Year beginning on or after January 1, 1987) the numerator of the Participant’s Defined Contribution Plan Fraction shall be reduced so that the sum of those fractions as of the applicable date does not exceed 1.0.

(d)	Projected Annual Benefit - the projected Retirement Benefit payable in the form of an Annual Benefit to which a Participant would be entitled under all Defined Benefit Plans assuming (a) that all relevant factors used to determine benefits under each of those Plans remained constant from the last day of the most recent Plan Year in which the Participant was credited with a Benefit Accrual Period of Service until the Participant’s Normal Retirement Date and (b) that distribution of those benefits commences on the Participant’s attainment of his Normal Retirement Date (or current age if later).

4.2	Maximum Retirement Benefit. Notwithstanding any other provisions of this Plan:

(a)	Subject to Sections 4.2(b), (c) and (d), the Retirement Benefit of a Participant shall be reduced to the extent that it (plus, if applicable, the aggregate retirement benefit to which the Participant is entitled under all other Defined Benefit Plans in which he was a participant) exceeds the lesser of:

(1)	$160,000 (or such higher amount as may be permitted under Section 415(d) of the Internal Revenue Code to reflect increases in the cost of living); and

(2)	100% of the Participant’s average Compensation during the three consecutive Plan Years in which the Participant received the greatest amount of Compensation. No reduction shall be required under this Section 4.2(a) in the case of a Participant who never participated in a Defined Contribution Plan if the Participant’s Retirement Benefit (plus, if applicable, the Participant’s retirement benefit under all other Defined Benefit Plans) does not exceed $10,000.

(b)	The following adjustments shall be made in applying the limitations of Sections 4.2(a):

(1)	If a Participant’s Retirement Benefit (or a retirement benefit to which the Participant is entitled under any other Defined Benefit Plan) is payable in a form other than an Annual Benefit, the Retirement Benefit shall be adjusted so that it is the Actuarial Equivalent of an Annual Benefit, except that the following shall not be taken into account: (A) any ancillary benefit that is not related to retirement income benefits and (B) the survivor annuity provided under the portion of any annuity that constitutes a Qualified Joint and Survivor Annuity.

(2)	Effective for a Participant with an Hour of Service on or after January 1, 2002, the dollar limitation set forth in Section 4.2(a)(1) shall be adjusted as set forth below:

(A)	If distribution of a Participant’s Retirement Benefit begins before the Participant’s attainment of age 62 then the limitation shall be reduced from the limitation on an Annual Benefit beginning at the Participant’s attainment of age 62 to an Actuarial Equivalent Annual Benefit payable at the time the Participant’s benefit commences.

(B)	If distribution of a Participant’s Retirement Benefit begins after the Participant’s attainment of age 65 the limitation shall be increased (in accordance with regulations promulgated by the Secretary of the Treasury) so that it equals the amount of an Annual Benefit beginning at the time distribution of the Participant’s Retirement Benefit begins, which is the Actuarial Equivalent of an Annual Benefit equal to the dollar limitation set forth in Section 4.2(a)(1) beginning as of the Participant’s attainment of age 65.

(3)	In the case of a Participant with less than ten years of participation in the Plan or less than ten Vesting Years of Service:

(A)	the dollar limitation set forth in Section 4.2(a)(1) shall be multiplied by a fraction the numerator of which is the aggregate number of the Participant’s years of participation in the Plan at the time the determination is made and the denominator of which is ten, and

(B)	the percentage limitation set forth in Section 4.2(a)(2) and the $10,000 minimum benefit referred to in the last sentence of Section 4.2(a) shall be multiplied by a fraction the numerator of which is the aggregate number of the years of the Participant’s Vesting Years of Service at the time the determination is made and the denominator of which is ten.

(4)

For purposes of adjusting a Participant’s Retirement Benefit under Section 4.2(b)(2), the adjusted limitation shall be the lesser of: (A) such limitation determined by applicable factors based on the factors specified in Schedule B, and (B) an amount computed based on the mortality table specified in paragraph (1)(a) of Schedule B (“Applicable Mortality Table”) and an interest rate of 5%. For purposes of adjusting a Participant’s Retirement Benefit under Section 4.2(b)(1), in the case of a form of distribution that is not subject to Section 417(e) of the Internal Revenue Code, the Actuarial Equivalent Annual Benefit shall equal the greater of (A) the Annual Benefit payable to the Participant under the Plan commencing at the same time as the Participant’s form of benefit, or (B) the Actuarial Equivalent Annual Benefit commencing at the same time as the form of benefit payable to the Participant, computed using a 5% interest assumption and the Applicable Mortality Table. Except as otherwise provided in the following sentence, for purposes of adjusting a Participant’s Retirement Benefit under Section 4.2(b)(1), in the case of a form of distribution that is subject to Section

417(e) of the Internal Revenue Code, the Actuarial Equivalent Annual Benefit shall equal the greatest of (A) the Actuarial Equivalent Annual Benefit commencing at the same time as the form of benefit payable to the Participant, computed using the Applicable Interest Rate and the Applicable Mortality Table, (B) the Actuarial Equivalent Annual Benefit commencing at the same time as the form of benefit payable to the Participant, computed using a 5.5% interest assumption and the Applicable Mortality Table, or (C) the Actuarial Equivalent Annual Benefit commencing at the same time as the form of benefit payable to the Participant, computed using the Applicable Interest Rate and the Applicable Mortality Table, divided by 1.05. If a Participant’s benefit is paid in a form of distribution that is subject to Section 417(e) of the Internal Revenue Code and has an Annuity Starting Date in a year beginning in 2004 or 2005, then the prior sentence shall apply but without regard to clause (C).

(c)	The Retirement Benefit of a Participant who was a Participant in the Plan or a participant in a Prior Plan before January 1, 1987 shall not be reduced under any other provisions of this Section 4.2 to the extent that it does not exceed the Participant’s Retirement Benefit accrued as of that date and determined in accordance with the requirements of Section 415 of the Internal Revenue Code in effect on that date and without regard to amendments to the Plan after May 5, 1986. The Retirement Benefit of a Participant who was a Participant in the Plan or a participant in a Prior Plan before January 1, 1983 shall be similarly protected.

(d)	Effective for Participants with Annuity Starting Dates that begin in Plan Years prior to

January 1, 2000, if a Participant is a participant in any Defined Contribution Plan, the Participant’s Retirement Benefit shall be reduced to the extent that it causes the sum of the Participant’s Defined Benefit Plan Fraction and the Participant’s Defined Contribution Plan Fraction to exceed 1.0 for any Plan Year

4.3	Restrictions on Highly Compensated Employees.

(a)	The Retirement Benefit of a Participant who is among the 25 Highly Compensated Employees or former Highly Compensated Employees (as defined in Section 414(q) of the Internal Revenue Code) who have the greatest compensation from all Affiliated Companies in any current or prior Plan Year shall be subject to the restrictions set forth in Section 4.3(b) unless at least one of the conditions in the following sentence is met. The conditions are: (1) the aggregate value of the Retirement Benefit payable to Participant does not exceed 1% of the Plan’s current liabilities (as that term is defined in Section 412(l)(7) of the Internal Revenue Code), (2) the Plan assets remaining after the distribution of all benefits payable to the Participant under the Plan equals or exceeds 110% of the Plan’s current liabilities, (3) the Actuarial Equivalent present value of the benefits payable to or on behalf of the Participant does not exceed $5,000 or (4) the Plan is terminated and the benefit received by the Participant is nondiscriminatory under Section 401(a)(4) of the Internal Revenue Code.

(b)	Subject to Section 4.3(e), the annual payments to a Participant described in Section 4.3(a) shall not exceed the annual payment to which such Participant is entitled if his Retirement Benefit (other than any Social Security Supplement as defined in Treas. Reg. §1.411(a)-7(c)(4)(ii)) is distributed in the form of a single life annuity, plus the payment to which such Participant is entitled to receive under a Social Security Supplement.

(c)	For purposes of Section 4.3(a), the term Retirement Benefit shall include all loans in excess of the amount under Section 72(p)(2)(A) of the Internal Revenue Code, any periodic income, any withdrawal values payable to an Employee or former Employee and any death benefits on the Employee’s or former Employee’s life which are not provided for by insurance.

(d)	In the event of the Plan’s termination, the benefit of any active or former Highly Compensated Employee is limited to a benefit that is nondiscriminatory under Section 401(a)(4) of the Internal Revenue Code.

(e)	A Participant to whom the restrictions of Section 4.3(a) apply may receive payouts in excess of the amount described in Section 4.3(a) provided that an agreement in accordance with Revenue Rulings and other guidance of the Internal Revenue Service has been established to secure repayment to the Plan of any such excess payment.

Article 5. Vesting

A Participant’s right to receive his Retirement Benefit shall become nonforfeitable upon the earliest of: (1) the Participant’s being credited with a Vesting Period of Service of five years, (2) the Participant’s attainment of age 65 while an Employee, (3) in the case of an AWL Employee, his Normal Retirement Date, or (4) a Participant’s death while an Employee.

Article 6. Distribution

6.1	Election of Form of Distribution. Subject to Sections 6.2 and 6.8, a Participant shall be entitled to elect to receive a distribution of his Vested Interest either in one of the forms of annuity specified in paragraph (a) or in a single cash payment described in paragraph (b). The election under this Section 6.1 shall only be available if the Actuarial Equivalent present value as of the Participant’s Annuity Starting Date (or, at the time of any prior distribution) of the Participant’s Vested Interest is in excess of $5,000.

(a)	Annuity Options - A Participant may elect to receive the Actuarial Equivalent of his Vested Interest in the form of an annuity as follows:

(1)	Life annuity - an annuity for the life of the Participant,

(2)	Qualified Joint and Survivor Annuity,

(3)	Life annuity with a 10-year period certain feature—in the case of a Participant with an Hour of Service on or after September 1, 1999, or an AWL Participant, an annuity for the life of the Participant, but if the Participant dies within 10 years of his Annuity Starting Date, the annuity is payable to the Participant’s Beneficiary for the remainder of that 10-year period, or

(4)	Joint and survivor annuity - in the case of a Participant with an Hour of Service on or after September 1, 1999, or an AWL Participant, an annuity for the life of the Participant, with a survivor annuity payable to a Beneficiary designated by the Participant of either 50% or 100% of the amount payable during the joint lives of the Participant and his Beneficiary.

(b)	Single Cash Distribution Option. A Participant may elect to receive a single cash distribution of the full amount payable under the Plan as of his Annuity Starting Date under Section 6.4. The single cash distribution shall be equal to the greater of (1) the Participant’s Lump Sum Amount (as adjusted under Section 3.8), and (2) the Actuarial Equivalent of the Participant’s Vested Retirement Benefit determined under Section 3.5 (as adjusted under Section 3.8).

A Participant’s election under this Section 6.1 (which includes the designation of a contingent Beneficiary) must be made in accordance with the Provisions of Section 6.8. Except in the case of a Participant who has an Annuity Starting Date described in Section 6.4(d), this election may not be changed after the Annuity Starting Date. In the case of a Participant who has an Annuity Starting Date described in Section 6.4(d), he shall be entitled to elect another form of distribution upon his Retirement. In the absence of an effective election under this Section 6.1, subject to Section 6.8, a Participant shall be deemed to have elected a distribution in the form of a single life annuity with no ancillary benefits.

6.2

Vested Interest Not in Excess of $1,000 or $5,000. Subject to an election under Section 6.3 of a direct transfer, if as of the Participant’s Annuity Starting Date the Actuarial Equivalent present value of his Vested Interest payable as of the Participant’s Normal Retirement Date (i) does not exceed $1,000, the method of distribution as to that Participant shall be a single sum cash distribution of that Vested Interest and (ii) exceeds $1,000 but does not exceed $5,000, the method of distribution as to that Participant shall be a direct transfer (in the manner contemplated by Section 401(a)(31)(B) of the Internal Revenue Code) to an individual retirement plan of a designated custodian or insurer (as determined by the Plan Administrator in its discretion); provided, that the Participant shall be entitled to elect, in accordance with Section 6.1, distribution of such Vested Interest in a single sum cash distribution,.

6.3	Direct Transfer. Subject to Section 6.8 and the rules set forth below, a Participant who receives distribution of his Vested Interest in a form which qualifies as an eligible rollover distribution (as defined in Section 401(a)(31) of the Internal Revenue Code) in accordance with Section 6.1(b) or 6.2 or under Article 7 may elect, at the time and in the manner prescribed by the Plan Administrator, to have all or any portion of that distribution paid directly to any eligible retirement plan (as defined in Section 402(c)(8)(B) of the Internal Revenue Code).

The Plan Administrator shall notify the Participant (or spouse) of the direct transfer option in accordance with Section 402(f) of the Internal Revenue Code.

This notification shall be given no earlier than 90 days before distribution of benefits is to commence and no later than 30 days before distribution of benefits is to commence. However, the Participant may affirmatively elect that distribution commence at least seven days after receipt of the notice, but before the expiration of the 30-day period provided he has been informed of the right to have at least 30 days to review the notice. This option shall apply only to a Participant, his surviving spouse, or his former spouse who is entitled to a distribution under the Plan as an alternate payee under a qualified domestic relations order as defined in Section 414(p) of the Internal Revenue Code. The following rules shall apply with respect to direct transfers under this Section 6.3.

(a)	A Participant who is reasonably expected to have an eligible rollover distribution during the calendar year that totals less than $200 may not elect a direct transfer under this Section 6.3.

(b)	If a Participant elects of a direct transfer of a portion of an eligible rollover distribution, that portion must be equal to at least $500.

(c)	A Participant may not divide his eligible rollover distribution into separate distributions to be transferred to two or more eligible retirement plans.

(d)	A Participant’s election to make or not make a direct rollover with respect to one payment in a series of periodic payments which qualify as an eligible rollover distribution shall apply to all subsequent payments in the series unless the Participant elects otherwise.

(e)	If a Participant does not make an election with respect to an eligible rollover distribution as of his Annuity Starting Date he will be treated as not having elected a direct transfer under this Section 6.3.

6.4	Timing of Distribution; Annuity Starting Date. Distribution of a Participant’s Vested Interest shall commence as of the Participant’s Annuity Starting Date. A Participant’s Annuity Starting Date shall be the earliest of:

(a)	the first day of the month coincident with or next following the day of the Participant’s Retirement,

(b)	as soon as practicable, after the Participant’s Termination of Employment if as of that date the Actuarial Equivalent present value of his Vested Interest does not exceed $5,000,

(c)	the first day of the month coincident with or next following the Participant’s Normal Retirement Date if the Participant has a Termination of Employment or prior to that time except that the Annuity Starting Date of a Participant who elects under Section 6.5 to commence to receive distribution prior to his Normal Retirement Date shall be made as soon as practicable on or after the date elected under Section 6.6, and

(d)	subject to a deferral election under Section 6.7(a), for all participants (other than a Participant who attained age 70-1/2 before January 1, 1988 and is not a Five Percent Owner during the calendar year in which he attains age 66-1/2 or any subsequent Plan Year) the first day of April immediately following the calendar year in which the Participant attains age 70-1/2, but not earlier than April 1, 1990. In no event, unless the Participant elects otherwise, shall distribution of a Participant’s Vested Interest commence later than 60 days after the latest of the last day of the Plan Year in which occurs (1) the Participant’s Retirement, (2) the earlier of the day the Participant attains age 65 or his Normal Retirement Date or (3) the tenth anniversary of the Participant’s participation in the Plan.

Notwithstanding the foregoing, a Participant may elect, in a manner prescribed by the Plan Administrator, to have distribution of his Vested Interest commence as of the Participant’s Retroactive Annuity Starting Date provided that the requirements of Section 417(a)(7) of the Internal Revenue Code and all of the following requirements are satisfied: (i) future periodic payments with respect to the Participant are the same as the future periodic payments, if any, that would have been paid with respect to the Participant had payments actually commenced on the Retroactive Annuity Starting Date; (ii) the Participant receives a make-up payment to reflect any missed payments for the period from the Retroactive Annuity Starting Date to the date of the actual make-up payment (with an appropriate adjustment for interest) and such make-up payment (with an appropriate adjustment for interest) satisfies the limitations under Section 4.2 if the date payments commence is substituted for the Annuity Starting Date for all purposes; and (iii) the Participant’s spouse (including an alternate payee who is treated as the spouse under a qualified domestic relations order (as defined in Section 414(p) of the Internal Revenue Code)) consents to the payment in accordance with Section 6.10; provided, that such spousal consent shall not be required if the amount of the spouse’s survivor payments under the Retroactive Annuity Starting Date election is no less than the amount of the survivor payments to such spouse which would have been under an optional form of benefit that would satisfy the requirements to be a Qualified Joint and Survivor Annuity and that has an Annuity Starting Date after the date the notification described in Section 6.9 is provided. For purposes of the foregoing, a Retroactive Annuity Starting Date is an Annuity Starting Date affirmatively elected by a Participant that occurs on or before the date the notification described in Section 6.9 is provided to the Participant.

6.5	Election to Receive Distribution Before Normal Retirement Date.

(a)	A Participant who (1) has a Termination of Employment or incurs a Permanent Disability before his Normal Retirement Date, or (2) has a Vested Interest, the Actuarial Equivalent present value of which exceeds $5,000 as of the Participant’s Annuity Starting Date (or at the time of any prior distribution), may elect to have distribution of the Actuarial Equivalent of his Vested Interest commence prior to his Normal Retirement Date and as of a date specified in Section 6.5(b).

(b)

A Participant described in Section 6.5(a) may elect at any time during the six month period following his Termination of Employment (or, if later, the date the notice described in Section 6.9 is provided) to begin receiving a distribution of his Vested

Interest as of the first day of the month following his Termination of Employment. If a Participant described in Section 6.5(a) does not elect distribution of his benefit within six months after his Termination of Employment (or, if later, the date the notice described in Section 6.9 is provided), then such Participant may elect to begin receiving a distribution of his benefits as of the first day of any month coincident with or next following his Early Retirement Date, but before his Normal Retirement Date. See Section 12.2(a) for special rules regarding the election of a distribution prior to a Participant’s Early Retirement Date in the event that the Participant’s Retirement Benefit is suspended as a result of a domestic relations order. A Participant’s election under this Section 6.5 must be made during the period specified in Section 6.9 for the waiver of a Qualified Joint and Survivor Annuity.

(c)	Notwithstanding the foregoing provisions of this Section 6.5, in the event that the benefit under the Plan of a Participant who meets the requirements of Section 6.5(a), in the discretion of the Plan Administrator, becomes subject to a domestic relations order (as defined in Section 414(p)(1)(B) of the Internal Revenue Code):

(1) The six-month election period provided in Section 6.5(b) shall be suspended while a determination is being made whether the order constitutes a qualified domestic relations order (as defined in Section 414(p)(1)(A) of the Internal Revenue Code); and

(2) An alternate payee under a qualified domestic relations order may elect to receive distribution of his benefit in the form of a single cash payment at any time, even prior to the Participant’s Termination of Employment, or after the expiration of the Participant’s six-month election period.

6.6	Reductions for Early Distribution. The Retirement Benefit of a Participant who elects to receive distribution of his Vested Interest determined under Section 3.5 and who elects to receive distribution of that benefit in the form of an annuity under Section 6.1(a) before his Normal Retirement Date shall be reduced by multiplying the amount of his Retirement Benefit under Section 3.5 by the early retirement reduction described in the applicable of Paragraph IV of Schedule D, or Paragraph V of Schedule E.

6.7	Rules for Participants Employed after Age 70-1/2. In the case of a Participant who remains employed on or after his attainment of age 70-1/2 the special rules of this Section 6.7 shall apply.

(a)	A Participant covered by this Section 6.7 who attains age 70-1/2 on or after January 1, 1996 and before January 1, 1999, or on or after January 1, 2008, and who is not a Five Percent Owner may elect to defer distribution of his Vested Interest until the first day of April immediately following the calendar year in which his Termination of Employment occurs.
(b)	In the case of an Employee not described in paragraph (a) (and who was not age 70-1/2 prior to January 1, 1988), such Employee may not elect to suspend distributions of his benefits. In the case of such a Participant, his Annuity Starting Date is the first day of April immediately following the calendar year in which he attains age 70-1/2.

(c)	If a Participant elects to defer receipt of his benefit under paragraph (a), then his Section 3.2 Annuity and his benefit determined under Section 3.5 shall be actuarially adjusted to reflect the delay in the benefit commencement. This actuarial adjustment shall be made in accordance with the procedures set forth in Internal Revenue Service Notice 97-75 and/or any subsequent guidance.

(d)	With respect to distributions under the Plan made for calendar years beginning on or after January 1, 2003, the Plan will apply the minimum distribution requirements of Section 401(a)(9) of the Internal Revenue Code in accordance with the final Income Tax Regulations under Section 401(a)(9) of the Internal Revenue Code that were published on April 17, 2002.

6.8	Qualified Joint and Survivor Annuity for Married Participants.

(a)

Subject to Section 6.8(b), a Participant who is married on his Annuity Starting Date shall receive distribution of his Vested Interest in the form of a Qualified Joint and Survivor Annuity, unless the Participant has previously waived his right to receive distribution of benefits in this form. The waiver must be executed and consented to by the Participant’s spouse in accordance with Section 6.10 during the 90-day period ending on the Participant’s Annuity Starting Date but not earlier than 30 days after the Participant receives notice of his right to waive his Qualified Joint and Survivor Annuity or to receive a distribution under Section 6.5, unless the Participant affirmatively elects a distribution prior to the 30-day period. If a Participant elects a distribution prior to the expiration of the 30-day period, the election will not be effective until at least seven days after the Participant has received the notice and the Participant must acknowledge that he has been informed of the right to have at least 30 days to consider this notice. Both the Participant’s waiver and the spouse’s consent must state the Participant’s optional form of benefit to be distributed, the time of distribution and designate any non-spouse Beneficiary including any contingent

Beneficiaries, which can not be changed without the spouse’s consent. Alternatively, the spouse’s consent may permit the Participant to elect any optional form of benefit available under the Plan and to designate any contingent Beneficiary without any further spousal consent. Such a general consent must acknowledge that the spouse has voluntarily relinquished rights to limit consent to a specific form of benefit or Beneficiaries or both. Such a general consent must acknowledge that the spouse has voluntarily relinquished rights to limit consent to a specific form of benefit or Beneficiaries or both. A Participant’s waiver of a Qualified Joint and Survivor Annuity under this Section 6.8 may be revoked with or without his spouse’s consent at any time before the Participant’s Annuity Starting Date and, once revoked, may be made again before that date. A spouse’s consent to the waiver once given may be revoked before the Annuity Starting Date.

(b)	In the case of a Participant (1) who is married to his spouse for less than one year on the Participant’s Annuity Starting Date, (2) receives distribution of his Vested Interest in the form of a Qualified Joint and Survivor Annuity and (3) does not remain married to his spouse for at least one year, such spouse shall lose all survivor rights and the amount of the Participant’s distribution shall be adjusted to reflect that loss.

6.9

Notification of Right to Waive Qualified Joint and Survivor Annuity or to Receive a Distribution under Section 6.5. Within the period beginning no earlier than 90 days before the Participant’s Annuity Starting Date and no later than 30 days before his Annuity Starting Date (except in the case of a Participant that elects an Annuity Starting Date prior to the expiration of 30 days notice period under Section 6.8), the Administrative Committee shall provide each Participant (whether or not married) with a notice of the Participant’s right to elect to waive his right to receive distribution of his Vested Interest in the form of a Qualified Joint and Survivor Annuity and the Participant’s right to receive a distribution of his benefit before his Normal Retirement Date under Section 6.5. The notice shall contain an explanation, in non-technical language, of (a) the terms and conditions of the election and its effect upon the Participant’s Retirement Benefit (in terms of dollars per annuity payment), (b) the requirement that the Participant’s spouse must consent to the election in accordance with Section 6.10, (c) the Participant’s right to revoke the election in the manner prescribed in regulations promulgated by the Secretary of the Treasury, (d) a general description of the eligibility conditions and other features of the optional forms of benefit under the Plan and sufficient information to explain the relative values of these optional forms of benefits, and (e) information regarding a Participant’s right to consider his election to waive the Qualified Joint and Survivor Annuity and/or elect an early distribution under Section 6.5 for at least 30 days after receiving the notice. For purposes of this Section 6.9, a Qualified Joint and Survivor Annuity for an unmarried Participant shall be a single life annuity with no ancillary benefits.

6.10

Spousal Consent. A Participant’s waiver of a Qualified Joint and Survivor Annuity described in Section 6.9 shall be valid only if the Participant’s spouse executes a written consent to that election acknowledging the effect of the election and the consent is witnessed by a notary public. The spouse’s consent is not required if (a) the Participant establishes that the spouse’s consent cannot be obtained because the Participant does not have a spouse, the Participant’s spouse cannot be located or for such other circumstances as may be provided in regulations promulgated by the Secretary of the Treasury, (b) the Participant is legally separated from the spouse or (c) the Participant has been abandoned by his spouse (within the meaning of local law) and the Participant has a court order to that effect. A Participant’s waiver of a Qualified Joint and Survivor Annuity shall be effective only with respect to the spouse who consents to it as provided in this Section 6.10.

6.11	Minimum Distribution Requirements.

(a)	Notwithstanding any provision of this Plan to the contrary, all distributions under the Plan shall be made in accordance with Section 401(a)(9) of the Internal Revenue Code and the regulations promulgated by the Secretary of the Treasury thereunder.

(b)	In the case of a Participant who (1) remains an Employee after attainment of age 70-1/2 and (2) is receiving while an Employee distribution of benefits in the form of an annuity, the payments under the annuity shall be increased as of the first day of each calendar year to reflect any additional Retirement Benefit accrued with respect to the Plan Year ending immediately before the first day of that calendar year.

(c)	If a Participant dies after distribution of his benefit has commenced, the remaining portion, if any, of the Participant’s benefit shall be distributed to the Participant’s Beneficiary at least as rapidly as it would have been distributed under the method of distribution in effect on the day of the Participant’s death.

(d)	If a Participant’s Vested Interest is distributed in the form of an annuity other than an annuity for the life of the Participant or an annuity for the joint lives of the Participant and the Participant’s spouse, the distribution must satisfy the minimum distribution incidental benefit requirements under Section 1.401(a)(9)-6 of the Income Tax Regulations. In no event may distribution of a Participant’s Vested Interest be made over a period extending beyond the life expectancy of the Participant and his designated beneficiary.

6.12	Annuities. Any distribution of benefits in the form of an annuity may be made directly from the Trust or by the purchase of a nontransferable immediate or deferred payment annuity contract from an insurance company selected by the Investment Committee. Any annuity contract so purchased shall be delivered to the Participant or Beneficiary and distribution of benefits shall be considered to have been completed when the annuity contract is delivered.

6.13	Release. Upon any distribution or payment, the Trustee, the Administrative Committee, any Affiliated Company or the Plan Administrator may require execution of a receipt and release, in form and substance satisfactory to it, of all claims under this Plan.

6.14	Incapacity. If, in the judgment of the Administrative Committee, any person is legally, physically or mentally incapable of personally receiving and executing a receipt for any distribution or payment due him under this Plan, the distribution or payment may be made to the person’s guardian or other legal representative (or if none is known to the Company or the Administrative Committee, to any other person or institution who has custody of the person) and that distribution or payment shall constitute a full discharge of any obligation with respect to the amount paid or distributed.

6.15	Lost Participant. Neither the Administrative Committee nor the Trustee shall be obligated to search for or ascertain the whereabouts of any Participant or Beneficiary (other than to write to the Participant at his last mailing address shown in the Plan Administrator’s records). If a Participant or Beneficiary cannot be located, the Participant’s Retirement Benefit or Preretirement Death Benefit shall be forfeited, but shall be reinstated (without interest) upon the Participant’s or Beneficiary’s claim for the benefit.

Article 7. Preretirement Death Benefits

7.1	General. Upon the death of a Participant who has not had an Annuity Starting Date, his Beneficiary shall be entitled to a Preretirement Death Benefit as follows:

(a)	In the case of a Participant described in this Section 7.1 who dies while an Employee or while Permanently Disabled, his Beneficiary shall be entitled to receive the Active Employee Death Benefit described in Section 7.2. The Beneficiary of a Participant who dies within six months of his Termination of Employment (or, if later, the date notice described in Section 6.9 is provided) and who has not already elected a form of distribution shall also be entitled to an Active Employee Death Benefit.

(b)	In the case of a Participant described in this Section 7.1 who (i) has a Termination of Employment before his death (ii) has a Vested Interest and (iii) is married at the time of death, his spouse shall be entitled to receive the Qualified Preretirement Survivor Annuity described in Section 7.3.

7.2	Active Employee Death Benefit. Upon the death of a Participant who (a) has not yet had an Annuity Starting Date, and (b) dies while an Employee, his Beneficiary shall be entitled to receive the Active Employee Death Benefit described under the following provisions:

(1)	Amount of Active Employee Death Benefit. The Active Employee Death Benefit shall be equal to the Participant’s Section 3.2 Annuity (as adjusted by Section 3.8). In the case of a Beneficiary who is the Participant’s spouse, in no event shall the value of the Active Employee Death Benefit be less than the value of the Qualified Preretirement Survivor Annuity.

(2)	Form of Active Employee Death Benefit. Different provisions apply for a Beneficiary who is the Participant’s spouse and a Beneficiary who is not the Participant’s spouse as follows:

(A)	Spousal Beneficiary. Subject to the following sentences, the Participant’s Preretirement Death Benefit shall be paid to a Beneficiary who is the Participant’s spouse in the form of an annuity for the spouse’s life. If the Actuarial Equivalent present value of the Participant’s Active Employee Death Benefit as of the Annuity Starting Date exceeds $5,000, the Participant’s spouse may elect to receive the Active Employee Death Benefit in the form of a single cash payment of the greater of (i) a Participant’s Lump Sum Amount (as adjusted under Section 3.8) and (ii) the Actuarial Equivalent present value of the Participant’s Vested Interest attributable to his Qualified Preretirement Survivor Annuity (as adjusted by Section 3.8). If the Actuarial Equivalent present value of the Participant’s Preretirement Death Benefit as of the Annuity Starting Date does not exceed $5,000, the method of distribution to the Participant’s spouse shall be as a single cash distribution of that value. In the event that the spouse does not elect a form of distribution, the Preretirement Death Benefit shall be paid as an annuity for the life of the spouse.

(B)	Non-Spouse Beneficiary. If the Participant’s Beneficiary is not his spouse, the Preretirement Death Benefit shall be paid in a single cash distribution.

(c)	Timing of Distribution; Annuity Starting Date. Subject to Section 7.5, distribution of a Participant’s Preretirement Death Benefit shall commence as of the Annuity Starting Date of the Participant’s Beneficiary as follows:

(1)	Spouse Beneficiary. The Annuity Starting Date of a Participant’s Beneficiary who is the Participant’s spouse shall be the earliest of:

(A)	In the case of a Participant who dies on or after his Normal Retirement Date, the first day of the month coincident with or next following the Participant’s death,

(B)	in the case of a Participant for whom the Actuarial Equivalent present value of the Participant’s Active Employee Death Benefit does not exceed $5,000, as soon as practicable following the Participant’s death, and

(C)	in the case of a Participant not described in (A) or (B), the Actuarial Equivalent present value of the Active Employee Death Benefit exceeds $5,000, the date elected by the Participant’s spouse. The spouse may elect to receive distribution as of (i) the first day of any month coincident with or next following the date the Participant would have attained his Early Retirement Date but, not later than the date the Participant would have attained his Normal Retirement Date or (ii) if earlier, the first day of any month within the first six months following the Participant’s death.

If the spouse does not elect a distribution date, the Annuity Starting Date will be the first day of the month coincident with or next following the date the Participant would have attained his Normal Retirement Date.

Notwithstanding the previous sentence and subject to Section 7.5, distribution of a Beneficiary’s Preretirement Death Benefit shall not commence before he files a claim for benefits with the Plan Administrator.

(ii)	Non-Spouse Beneficiary. The Annuity Starting Date of the Participant’s non-spouse Beneficiary shall be as soon as practicable following the Participant’s death.

7.3	Qualified Preretirement Death Benefit for a Participant Who Dies After Termination of Employment. Upon the death of a Participant who had a prior Termination of Employment and who is eligible for the Qualified Preretirement Survivor Annuity under Section 7.1(b), the following provisions shall apply:

(a)	Amount of Benefit. The benefit under this section shall be the Qualified Preretirement Survivor Annuity payable to the Participant’s spouse.

(b)	Form of Distribution. Subject to the following sentence, the Qualified Preretirement Survivor Annuity shall be paid to the Participant’s spouse in the form of an annuity for the spouse’s life. If the Actuarial Equivalent present value of a Participant’s Qualified Preretirement Survivor Annuity exceeds $5,000, the Participant’s spouse may elect to receive the Qualified Preretirement Survivor Annuity in the form of a single cash payment. If the Actuarial Equivalent present value of a Participant’s Qualified Preretirement Survivor Annuity as of the Annuity Starting Date does not exceed $5,000, the method of distribution to the Participant’s spouse shall be a single cash distribution of that value.

(c)	Timing of Distribution; Annuity Starting Date. Subject to Section 7.5, distribution of the Qualified Preretirement Survivor Annuity shall commence as of the Annuity Starting Date of the Participant’s spouse. The Annuity Starting Date of the Participant’s spouse shall be the earlier of:

(1)	if the Actuarial Equivalent present value of the Qualified Preretirement Survivor Annuity does not exceed $5,000, the first day of the month coincident with or next following the Participant’s death; or

(2)	if the Actuarial Equivalent present value of the Qualified Preretirement Survivor Annuity exceeds $5,000, the date elected by the Participant’s spouse. The spouse may elect to receive distribution as of: (A) the first day of any month following the date the Participant would have attained his Early Retirement Date, but not later than the date the Participant would have attained his Normal Retirement Date or (B) if earlier, the first day of any month within the first six months following the Participant’s death.

If the spouse does not elect a distribution date, the Annuity Starting Date will be the first day of the month coincident or next following the date the Participant would have attained his Normal Retirement Date.

Notwithstanding the previous sentence and subject to Section 7.5, distribution of a Beneficiary’s death benefit shall not commence before he files a claim for benefits with the Plan Administrator.

7.4	Election of Beneficiary for Active Employee Death Benefit.

(a)	Designation of Beneficiary. Subject to the following sentence, a Participant may designate a Beneficiary as described in Article 13 for his Active Employee Death Benefit. If a Participant is married at the time of his death, the Participant’s designation of a non-spouse Beneficiary must comply with the requirements of paragraphs (b) and (c).

(b)	Procedure for Designating Non-Spouse Beneficiary. A Participant’s designation of a non-spouse Beneficiary to receive his Preretirement Death Benefit under Section 7.1 shall not be valid unless consented to by the Participant’s spouse in accordance with Section 6.10. A Participant’s designation of a non-spouse Beneficiary may not be changed without the subsequent consent of the Participant’s spouse unless the spouse’s consent permits the Participant to designate any other Beneficiary and acknowledges that the spouse has voluntarily relinquished rights to limit consent to a specific Beneficiary. A spouse’s consent to the designation of a non-spouse Beneficiary for the Preretirement Death Benefit once given may not be revoked. Except as otherwise provided in the following sentence, the period during which a Participant may designate a non-spouse Beneficiary shall begin on the first day of the Plan Year in which the Participant attains age 35 (or, if later, within a reasonable period after he becomes a Participant) and shall end on the day of the Participant’s death. A Participant may designate a non-spouse Beneficiary for the Preretirement Death Benefit before the Participant attains age 35, except that such a waiver or designation shall become invalid on the first day of the Plan Year in which the Participant attains age 35. In order for such a designation to be effective after the first day of the Plan Year in which the Participant attains age 35, it must be made again.

(c)

Notification of Right to Designate Non-Spouse Beneficiary. The Plan Administrator shall give each Participant written notice of the Participant’s right to designate a Beneficiary other than the Participant’s spouse to receive the Participant’s Preretirement Death Benefit. In the case of an individual who becomes a Participant prior to attaining age 35, notice of the Participant’s right to designate a non-spouse beneficiary before his attainment of age 35, shall be given within the period beginning one year before the individual becomes a Participant and ending one year after the individual becomes a Participant. In addition, notice of a Participant’s right to designate a non-spouse beneficiary after his attainment of age 35 shall be given within whichever of the following periods ends last: (1) the period beginning on the first day of the Plan Year in which the Participant attains age 32 and ending on the last day of the Plan Year preceding the Plan Year in which the Participant attains age 35 and (2) within the period beginning one year before the individual becomes a Participant and ending one year after the individual becomes a Participant. The notice, which shall be given in the manner provided by the regulations promulgated by the Secretary of the Treasury, shall contain an explanation of the terms and conditions of the designation, the requirement that the Participant’s spouse must consent to the election in accordance with Section 6.10 and the Participant’s right to revoke the election in the manner provided in regulations promulgated by the Secretary of the Treasury.

7.5

Required Distribution. If a Participant’s Preretirement Death Benefit is paid in the form of a single cash payment, the Participant’s entire Preretirement Death Benefit shall be distributed to his Beneficiary as of the December 31 of the calendar year in which the fifth anniversary of the date of the Participant’s death occurs, or, if later, in the case of a Beneficiary who is the Participant’s spouse, the December 31 of the year the Participant would have attained age 70-1/2. If a Participant’s Preretirement Death Benefit is distributed in the form of an annuity (or installments), distribution shall commence by the December 31 of the calendar year after the calendar year of the Participant’s death, or, if later, in the case of a Beneficiary who is the Participant’s spouse, the December 31 of the year the Participant would have attained age 70-1/2. Such Preretirement Death Benefit must be distributed over a period not extending beyond the life expectancy of the Beneficiary.

Article 8. Funding

8.1	Funding Policy. The Plan’s funding policy is to make contributions (a) at least sufficient to satisfy the minimum funding requirements of ERISA and (b) not in excess of the amount currently deductible in computing the Affiliated Companies federal income tax.

8.2	Employer Contributions. The Employer shall contribute to the Trust Fund with respect to Participants for which this Plan has been adopted under Section 16.1 periodic payments under the funding policy established under Section 8.1. In the case of an Employer who is not a member of the same Affiliated Group as the Company, such Employer’s contributions to the Plan shall be separately determined by the Actuary and contributed to the Trust Fund in accordance with the preceding sentence.

8.3	Timing of Employer Contributions. Contributions by any Employer for each Plan Year shall be paid to the Trustee no later than as may be permitted under Section 412(c)(10) of the Internal Revenue Code.

8.4	Irrevocability of Employer Contributions. Subject to Sections 8.5 and 15.3, any contribution made by an Employer shall be irrevocable and shall be held and disposed of by the Trustee solely in accordance with the provisions of the Plan and the Trust Agreement.

8.5

Exceptions to Irrevocability. Each contribution made by an Employer shall be deemed to be conditioned upon the deductibility of the contribution under Section 404 of the Internal Revenue Code. If a contribution is determined to be nondeductible by the Internal Revenue Service, it will, to the extent disallowed or otherwise determined to be nondeductible, be repaid within one year after the date of such disallowance or determination. A contribution also will be repaid to an Employer, within one year after the date made, to the extent it exceeded the full funding limitation or otherwise was made in error because of a mistake of fact. A contribution returned as a result of being nondeductible or being made as a result of a mistake of fact shall be adjusted to reflect its proportionate share of the Trust Fund’s loss but not of the Trust Fund’s gain.

Article 9. Administration of Plan

9.1	The Board. The Board shall appoint the members of the Administrative Committee and the Investment Committee and, subject to Article 14, shall be responsible for the establishment of the Trust and the amendment and termination of this Plan and the Trust Agreement.

9.2	The Administrative Committee. This Plan shall be administered by the Administrative Committee, which shall have the responsibilities and duties and powers delegated to it in this Plan and any responsibilities and duties under this Plan which are not specifically delegated to anyone else.

9.3	The Trustee and Investment Manager. The Trustee shall have exclusive authority and discretion to manage and control the Trust Fund except to the extent that authority to manage the assets held by the Trust is delegated by the Investment Committee to an Investment Manager. The Trustee may designate agents or others to carry out certain of the administrative responsibilities in connection with management of the Trust.

The Investment Manager shall be appointed by the Investment Committee (or the Trustee, if the Trustee is so authorized by the Investment Committee). The Investment Manager shall act in accordance with the Plan, the Trust Agreement and any applicable agreement it entered into with the Company. The Investment Committee (or the Trustee, if the Trustee is so authorized by the Investment Committee) may remove an Investment Manager.

9.4

The Plan Administrator. The Plan Administrator shall be the Company. The Plan Administrator shall be responsible for (a) the maintenance of all records of Participants and Beneficiaries necessary for the administration of this Plan and (b) the taking of any action necessary to meet the reporting and disclosure requirements imposed by ERISA. However, the Company may designate agents (including the Administrative Committee and/or the Investment Committee) to carry out certain, or all of its responsibilities.

9.5	Decision and Action of the Administrative Committee. The Administrative Committee from time to time may establish rules for the administration of this Plan. The Administrative Committee shall have the sole discretion to make decisions and take any action with respect to questions arising in connection with the Plan, including but not limited to, the construction and interpretation of the Plan and the Trust Agreement and the determination of benefits. Any such decision or action shall be final and binding upon all Participants and Beneficiaries.

9.6	Liability of and Indemnification of the Committees. The members of the Committees and the Employers shall have no liability or responsibility with respect to any action or omission made by them in good faith in reliance upon (a) the action of the Trustee, (b) the advice or opinion of any accountant, actuary, legal counsel, medical adviser or other professional consultant or (c) any resolutions of the Board certified by the secretary or assistant secretary of the Company.

The Employers shall indemnify the members of the Committees against any claims, losses, damages, expenses and liabilities, to the extent not covered by insurance, which arise from any action or omission of such Committee member that is not gross negligence or willful misconduct (as determined by a court of competent jurisdiction).

9.7	Expenses of the Plan; Fidelity Bond. All expenses relating to this Plan (including but not limited to premiums to the Pension Benefit Guaranty Corporation under Section 4006 of

ERISA) shall be an expense of the Plan and, except to the extent paid by an Affiliated Company, shall be paid out of the Trust Fund. Any Employee who serves as a Trustee or member of the Administrative Committee and/or the Investment Committee shall receive no compensation for such service. The Company may require any Trustee, Plan Administrator or member of the Administrative Committee or the Investment Committee to furnish a fidelity bond satisfactory to the Company; the premium for any fidelity bond shall be an expense of the Plan except to the extent paid by an Affiliated Company.

9.8	Named Fiduciaries. The Trustee, the Committees, the Employer and the Investment Manager, if any, shall be named fiduciaries under the Plan with respect to the responsibilities allocated to each such party under the Plan. Named fiduciaries shall only have the authorities or responsibilities delegated under this Plan, under the Trust Agreement, any applicable agreement with the Investment Manager or by operation of law and such responsibilities shall not be shared by two fiduciaries unless specifically stated in any of the above-mentioned documents. Whenever a named fiduciary is required by the Plan, the Trust Agreement or any applicable investment management agreement, to follow the directions of another named fiduciary, the two named fiduciaries shall not be deemed to have been assigned a shared responsibility, but the responsibility of the named fiduciary giving the directions shall be deemed his sole responsibility, and the responsibility of the named fiduciary receiving those directions shall be to follow them insofar as such instructions are on their face proper under applicable law.

9.9	Service in More than One Capacity. Any person or group of persons may serve the Plan in more than one capacity.

Article 10. Management of Trust Fund

10.1	The Trust Fund. The Trust Fund shall be held in trust by the Trustee appointed from time to time (before or after termination of the Plan) by the Board pursuant to the Trust Agreement. The Trustee shall have the powers specified in the Trust Agreement.

10.2	Exclusive Benefit. Except as provided in Sections 8.5 and 15.3, the Trust Fund shall be used in accordance with the provisions of this Plan and for the exclusive purpose of providing benefits for Participants and their Beneficiaries and defraying reasonable expenses of the Plan and of the Trust.

10.3	Trustee’s Reports. As soon as practicable after each Valuation Date, the Trustee shall submit to the Investment Committee an appropriate report stating the net value of the Trust Fund as of that Valuation Date and containing such other information relating to the Trust Fund as the Investment Committee from time to time may request.

10.4	Trust Agreement. The Trust Agreement shall be a part of this Plan and any rights or benefits under this Plan shall be subject to all the terms and provisions of the Trust Agreement.

Article 11. Benefit Claims Procedure

11.1	Claim for Benefits. Any claim for benefits under this Plan shall be made in writing to the Administrative Committee. If a claim for benefits is wholly or partially denied, the Administrative Committee shall so notify the Participant or Beneficiary within 90 days after receipt of the claim (unless the Participant is given written notification within the initial 90 days that an extension of not more than 90 days is needed). The notice of denial shall be written in a manner calculated to be understood by the Participant or Beneficiary and shall contain (a) the specific reason or reasons for denial of the claim, (b) a specific reference to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary to perfect the claim together with an explanation of why such material or information is necessary and (d) an explanation of the claims review procedure.

11.2	Review of Claim. Within 60 days after the receipt by the Participant or Beneficiary of notice of denial of a claim (or at such later time as may be reasonable in view of the nature of the benefit subject to claim and other circumstances), the Participant or Beneficiary may (a) file a request with the Administrative Committee that it conduct a full and fair review of the denial of the claim, (b) review pertinent documents and (c) submit questions and comments to the Administrative Committee in writing.

11.3

Decision After Review. Within 60 days after the receipt of a request for review under Section 11.2, the Administrative Committee shall deliver to the Participant or Beneficiary a written decision with respect to the claim, except that if there are special circumstances

(such as the need to hold a hearing) which require more time for processing, the 60-day period shall be extended to 120 days upon notice to the Participant or Beneficiary to that effect. The decision shall be written in a manner calculated to be understood by the Participant or Beneficiary and shall (a) include the specific reason or reasons for the decision and (b) contain a specific reference to the pertinent Plan provisions upon which the decision is based.

Article 12. Non-Alienation of Benefits

12.1	Non-Alienation. Subject to Section 12.2, any benefits under or interests in this Plan shall not be assignable or subject to alienation, hypothecation, garnishment, attachment, execution or levy of any kind whether voluntary or involuntary. Any action in violation of this provision shall be void.

12.2	Exceptions to Non-Alienation

(a)	Qualified Domestic Relations Orders. Section 12.1 shall not apply to the creation, assignment or recognition of a right to the Retirement Benefit of a Participant pursuant to a qualified domestic relations order (as defined in Section 414(p) of the Internal Revenue Code). The Administrative Committee shall establish reasonable procedures for determining whether a domestic relations order is a qualified domestic relations order and for administering distributions under a qualified domestic relations order. The provisions of the Plan regarding the form and timing of benefit distributions shall apply to benefits subject to a qualified domestic relations order except as provided in the following sentences. In the event that the benefit under the Plan of a Participant who meets the requirements of Section 6.5(a), in the discretion of the Plan Administrator, becomes subject to a domestic relations order (as defined in Section 414(p)(1)(B) of the Internal Revenue Code), then the six-month election period provided in Section 6.5(b) shall be suspended until the date on which a final determination is made as to whether the order constitutes a qualified domestic relations order (as defined in Section 414(p)(1)(A) of the Internal Revenue Code). In the case of an alternate payee under a qualified domestic relations order, the alternate payee may elect to receive distribution of any benefit to which he is entitled in the form of a single cash payment or any other available form at any time on or after the Participant’s “earliest retirement age” (as defined in Section 414(p)(4) of the Internal Revenue Code).

(b)	Payments to Plan Pursuant to Court Order. Section 12.1 shall not apply to an offset of a Participant’s benefits under or interest in this Plan for an amount that the Participant is ordered or required to pay to the Plan provided the conditions specified in Section 401(a)(13)(C) of the Internal Revenue Code (including any applicable spousal consent) are satisfied.

(c)	Recovery of Erroneous Payments. Section 12.1 shall not apply to a distribution or payment that is made to a Participant or Beneficiary in an amount exceeding the amount properly payable under the Plan, for whatever reason. The Plan may recover such excess amount by reducing future benefits payable under the Plan to the Participant or Beneficiary.

Article 13. Designation of Beneficiary

13.1	Designation of Beneficiary. Subject to Section 6.7 and Article 7, a Participant may designate a Beneficiary on the form and in the manner prescribed by the Retirement Committee. The Administrative Committee, in its discretion, may specify conditions or other provisions with respect to the designation of a Beneficiary. Subject to Section 6.7 and Article 7, any designation of a Beneficiary may be revoked by filing a later designation or revocation. In the absence of an effective designation of a Beneficiary by a Participant or upon the death of all Beneficiaries, a Participant’s Retirement Benefit shall be paid to the person or persons included in the first of the following categories who survives the Participant: (a) the Participant’s spouse, (b) the Participant’s issue by right of representation, or (c) the Participant’s estate.

13.2	Effective Date of Designation. Any designation or revocation of a designation of a Beneficiary shall become effective when actually received by the Administrative Committee but shall not affect any distribution previously made pursuant to a prior designation.

Article 14. Amendment

14.1	Amendment. The Board, in accordance with its normal procedures, may amend, modify or terminate this Plan at any time, but no amendment may substantially increase the duties or liabilities of the Trustee without its prior written consent. In addition, no Plan amendment (including a change in the actuarial basis for determining optional or early retirement benefits) shall have the effect of decreasing the accrued Retirement Benefit (except as permitted under Section 412(c)(8) of the Internal Revenue Code) of anyone who is a Participant on the date the amendment is adopted or becomes effective, whichever is later. For purposes of this paragraph, a Plan amendment which has the effect of (a) eliminating or reducing an early retirement benefit or a retirement-type subsidy, or (b) eliminating an optional form of benefit, with respect to benefits attributable to service before the amendment shall be treated as reducing accrued benefits. Notwithstanding the foregoing, the Administrative Committee may make amendments to the Plan, provided that no such amendment materially increases the cost of the Plan to the Employer.

14.2	Amendment to Vesting Provisions. If the vesting provisions set forth in Article 5 are amended, (a) any Participant who, as of the end of the election period described below had been credited with a Period of Service of at least three years may irrevocably elect to have his nonforfeitable interest computed without regard to the amendment and (b) a Participant’s nonforfeitable interest shall not be less than his nonforfeitable percentage computed under the Plan without regard to such amendment. Notice of the amendment and the availability of the election shall be given to each such Participant, and the election may be exercised by the Participant by notice to the Administrative Committee within 60 days after the later of (a) the Participant’s receipt of the notice, (b) the day the amendment is adopted or (c) the effective date of the amendment.

14.3	Amendment to Maintain Qualified Status. Notwithstanding anything to the contrary in Section 14.1, the Board, in its discretion, may make any modifications or amendments to the Plan, retroactively or prospectively, which it deems appropriate to establish or maintain the Plan and the Trust Agreement as a qualified employees’ plan and tax-exempt trust under Sections 401 and 501 of the Internal Revenue Code. Notwithstanding the foregoing, the Administrative Committee may make amendments to the Plan under this Section, provided that no such amendment materially increases the cost of the Plan to the Employer.

Article 15. Termination; Merger, Consolidation or Transfer of Assets

15.1	Full Vesting Upon Plan Termination. Upon the termination (including a partial termination) of this Plan, the Retirement Benefits as of the date of termination of the Participants to whom the termination relates shall be nonforfeitable (to the extent funded) without any formal action.

15.2	Payment of Benefits Upon Plan Termination. If this Plan is terminated, subject to Section 6.8, benefits to Participants and their Beneficiaries shall be paid in accordance with Section 4044 of ERISA and, if applicable, Section 414(1) of the Internal Revenue Code. Upon termination of the Plan, benefits payable to Participants who can not be located, shall be treated in accordance with the provisions of Section 4050 of ERISA.

15.3	Reversion of Excess Assets. If this Plan is terminated and the value of the Trust Fund exceeds the value of benefits allocable to Participants and their Beneficiaries, the amount of the excess shall be repaid to the Employers in accordance with the directions of the Investment Committee.

15.4	Retirement Committee and Trustee. If the Plan is terminated, the Administrative Committee and the Investment Committee shall continue to function and may fill any vacancies which may occur in their own memberships (if the Board fails to do so) until the Trustee has rendered its final account and that account has been approved (in the manner provided in the Trust Agreement).

15.5	Merger, Consolidation or Transfer of Assets. Neither this Plan nor the Trust may be merged or consolidated with, nor may its assets or liabilities be transferred to, any other plan or trust, unless each Participant would receive a benefit immediately after the merger, consolidation or transfer, if the Plan then terminated, which is equal to or greater than the benefit the Participant would have been entitled to receive immediately before the merger, consolidation or transfer if this Plan had then been terminated.

Article 16. Adoption/Withdrawal by Affiliated/Non-Affiliated Companies

16.1	Adoption by Affiliated/ Non-Affiliated Companies. Any Affiliated Company, whether or not presently existing, may, with the approval of the Board, adopt this Plan by proper corporate action. This Plan may also be adopted by a corporation or other entity which is not a member of the Company’s Affiliated Group. Each entity which adopts the Plan in accordance with this Section is referred to as a “Participating Employer.”

16.2	Withdrawal. Any Participating Employer may at any time withdraw from the Plan upon giving the Board, the Administrative Committee and the Trustee at least 30 days notice of its intention to withdraw. The Board in its discretion may direct that any Participating Employer withdraw from the Plan.

16.3	Segregation of Assets Upon Withdrawal. Upon the withdrawal of a Participating Employer under Section 16.2, the Trustee shall in accordance with the directions of the Investment Committee and Section 4044 of ERISA and, if applicable, Section 414(l) of the Internal Revenue Code, segregate a share of the assets in the Trust Fund attributable to the Retirement Benefits of Participants who are Employees of that Participating Employer.

16.4	Delegation of Authority. Each Participating Employer shall be deemed to have appointed the Company as it agent to act on its behalf in all matters relating to the administration, amendment, termination of the Plan, and investment of the assets of the Plan.

Article 17. Top Heavy Provisions

17.1	Definitions. The following definitions apply for purposes of this Article 17:

(a)	Average Compensation - a Participant’s average annual compensation (as defined in Treas. Reg. § 1.415-2(d)(8) during the five consecutive Plan Years in which the Participant received the greatest compensation, taking into account only Plan Years (1) during which he was a Participant, (2) with respect to which the Participant was credited with a Vesting Period of Service of one year and (3) ending no later than the last day of the last Plan Year during which the Plan was a Top Heavy Plan. A Participant’s annual compensation used in determining his Average Compensation may not exceed $200,000 (or such higher amount as may be determined by the Secretary of the Treasury in accordance with Section 401(a)(17) of the Internal Revenue Code).

(b)	Determination Date - with respect to any plan year of the Plan, a Defined Benefit Plan or a Defined Contribution Plan, the last day of the preceding plan year (or in the case of the first plan year of a plan the last day of that plan year).

(c)

Key Employee - an Employee or former Employee (and the Beneficiaries of such Employee) who at any time during a Plan Year is (1) an officer of an Affiliated Company with compensation (as defined in Section 414(q)(7) of the Internal Revenue Code) from an Affiliated Company greater than $130,000 (as adjusted under Section 416(i)(1) of the Internal Revenue Code for years beginning after December 31, 2002), (2) a Five Percent Owner and (3) an owner of more than one percent of an Employer with compensation from an Affiliated Company in excess of $150,000. The determination of whether an Employee is a Key Employee shall be made in accordance with Section 416(i) of the Internal Revenue Code. The Beneficiary of a Key Employee shall be treated as a Key Employee.

Compensation means compensation as defined in Section 415(c)(3) of the Code, but including amounts contributed by the employer pursuant to a salary reduction agreement which are excludible from the employee’s gross income under Section 125, 132(f)(4), 402(a)(8), 402(h) or 403(b) of the Internal Revenue Code. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Internal Revenue Code and the regulations thereunder.

(d)	Permissive Aggregation Group of Plans - a group of employee benefit plans maintained by an Affiliated Company including a Required Aggregation Group of Plans and any other Defined Benefit Plans or Defined Contribution Plans which when considered as a group meets the requirements of Sections 401(a)(4) and 410 of the Internal Revenue Code.

(e)	Required Aggregation Group of Plans - a group of employee benefit plans maintained by an Affiliated Company including each Defined Benefit Plan and Defined Contribution Plan (1) in which any Key Employee is or was a Participant at any time during the determination period (regardless of whether a Defined Contribution Plan or Defined Benefit Plan was in existence during those years) or (2) which enables a plan described in clause (a) to meet the requirements of Section 401(a)(4) or Section 410 of the Internal Revenue Code.

(f)	Top Heavy Fraction - (1) with respect to the Plan, a fraction in a Plan Year the numerator of which is the aggregate of the present values of the accrued benefits as of a Determination Date of all Participants who are Key Employees and the denominator of which is the aggregate of the present values of the accrued benefits as of a Determination Date of all Participants or (2) with respect to a Required Aggregation Group of Plans or a Permissive Aggregation Group of Plans a fraction (A) the numerator of which is the sum of (i) the aggregate of the present values of the accrued benefits as of the applicable Determination Date of all participants who are Key Employees under all Defined Benefit Plans included in that group and (ii) the aggregate credit balances as of the applicable Determination Date in the accounts of all participants who are Key Employees under all Defined Contribution Plans included in the group and (B) the denominator of which is the sum of (i) the aggregate of the present values of the accrued benefits as of the applicable Determination Date of all participants under all Defined Benefit Plans included in the Group and (ii) the aggregate credit balances as of the applicable Determination Date in the accounts of all participants under all Defined Contribution Plans included in the group.

In computing a Top Heavy Fraction for a Plan Year, the following rules shall apply: (I) the present value of accrued benefits as of a Determination Date under each Defined Benefit Plan and the aggregate account balances as of a Determination Date under each Defined Contribution Plan shall be increased by the aggregate distributions made from that plan to participants during the one-year period ending on the Determination Date) (or in the case of distributions made other than as a result of termination of employment, or death with the five year period ending on the Determination Date). The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code, (II) the accrued benefit under any Defined Benefit Plan and the account balance under any Defined Contribution Plan of a participant who has not performed services for an Affiliated Company at any time during the one-year period ending on the Determination Date shall be disregarded, (III) the present value of accrued benefits under a Defined Benefit Plan as of a Determination Date and the credit balance under a Defined Contribution Plan shall be determined as of that plan's valuation date which occurs during the 12-month period ending on the Determination Date, (IV) in the case of a Required Aggregation Group or a Permissive Aggregation Group, the Determination Date of each Plan included in the group shall be the Determination Date that occurs in the same calendar year as the Determination Date of the Plan, (V) in the case of a Required Aggregation Group or a Permissive Aggregation Group, in determining the present value of accrued benefits the actuarial assumptions set forth in Schedule B shall be used for all Defined Benefit Plans, and (VI) in the case of a Required Aggregation Group or Permissive Aggregation Group the present value of the accrued benefits under all Defined Benefit Plans of participants other than Key Employees shall be determined based upon the method used uniformly for accrual purposes for all Defined Benefit Plans but if there is no uniform method, based upon the benefit accrual rate which does not exceed the slowest accrual rate permitted under the fractional accrual rule of Section 411(b)(1)(C) of the Internal Revenue Code.

(g)	Top Heavy Plan - the Plan for any Plan Year if the Top Heavy Fraction for that Plan Year exceeds 60% (1) for the Plan, if the Plan is not part of a Required Aggregation Group of Plans, (2) for the Required Aggregation Group of Plans, if the Plan is part of a Required Aggregation Group of Plans, or (3) for the Permissive Aggregation Group of Plans, if the Plan is part of a Permissive Aggregation Group of Plans and a Required Aggregation Group of Plans.

17.2	When Top Heavy Provisions Apply. Notwithstanding any other provision of this Plan, the provisions of this Article 17 shall apply with respect to any Plan Year for which the Plan is a Top Heavy Plan.

17.3	Minimum Benefit. Subject to Article 4, upon the Retirement or Termination of Employment of a Participant, his Retirement Benefit shall be equal to the excess, if any, of the greater of (a) the Retirement Benefit that otherwise would be determined for the Participant under Article 3 if no effect were given to this Article 17 and (b) the product of 2% of the Participant's Average Compensation and the number of years in his Vesting Period of Service (not in excess of ten) credited with respect to Plan Years in which the Plan is a Top Heavy Plan, he is a Participant and he is not a Key Employee. For purposes of this Section 17.3 a Participant’s vesting period of service shall exclude any Plan Year in which neither a Key Employee nor a former Key Employee benefits (within the meaning of Section 410(b) of the Internal Revenue Code) for that year. For purposes of determining a Participant’s Retirement Benefit under this Section 17.3 it shall be assumed that payment of the Retirement Benefit shall be in the form of a single life annuity without ancillary benefits, commencing on the Participant’s Normal Retirement Date.

17.4	Vesting. For any Plan Year the Plan is a Top Heavy Plan, the nonforfeitable portion of the Retirement Benefit of a Participant who is credited with at least one Hour of Service during that Plan Year shall be the greater of (a) 100% after the Participant is credited with Vesting Period of Service of three years and (b) in the case of an AWL Participant who is credited with at least on Hour of Service during that Plan Year, 20% after the Participant is credited with a Vesting Period of Service of two years.

17.5	Change From Top Heavy Vesting. If the Plan is a Top Heavy Plan for a Plan Year and ceases to be a Top Heavy Plan for the subsequent Plan Year, the change in the vesting provision under this Section 17.5 to the vesting provision under Article 5 shall for purposes of Section 14.2 be treated as an amendment of the vesting provisions of the Plan.

17.6	Combined Limitation. For any Plan Year prior to January 1, 2000, in which the Plan is a Top Heavy Plan, 1.0 shall be substituted for 1.25 in clause (1) of the definition of Defined Benefit Plan Fraction (Section 4.1(b)) and clause (1) of the definition of Defined Contribution Plan Fraction (Section 4.1(c)).

Article 18. Miscellaneous

18.1	No Employment Rights. Nothing in this Plan shall be construed as a contract of employment between an Affiliated Company and any Employee, nor as a guarantee of any Employee to be continued in the employment of the Company, nor as a limitation on the right of an Affiliated Company to discharge any of its Employees with or without cause or with or without notice at any time at the option of the Company.

18.2	Discretion. Any discretionary acts under this Plan by an Employer or by the Administrative Committee shall be uniform and applicable to all persons similarly situated. No discretionary act shall be taken which constitutes prohibited discrimination under the provisions of Section 401(a) of the Internal Revenue Code.

18.3	Prior Service. The Administrator may, in its discretion and under rules applicable to all Employees similarly situated, credit Employees with service prior to becoming Employees or Participants for determining (a) whether an Employee is an Eligible Employee, (b) Vesting Period of Service or (c) Benefit Accrual Period of Service.

18.4	Merged Plan. The Company may for purposes of this Plan (a) designate any employee pension benefit plan (as defined in Section 3(2) of ERISA) as a Merged Plan and (b) give credit for participation in a Merged Plan to the extent the Board determines desirable. The Board shall notify the Administrative Committee of the designation of any Merged Plan, and of credit to be given for participation in the Merged Plan.

Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with section 414(u) of the Code, effective for reemployments initiated after December 12, 1994.

18.5	No Interest in Trust Fund. Irrespective of the amount of a Participant’s Vested Interest, neither the Participant nor the Participant’s Beneficiary or any other person shall have any interest or right to any of the assets of the Trust Fund except as and to the extent expressly provided in this Plan.

18.6	Governing Law. The provisions of this Plan shall be governed by and construed and administered in accordance with ERISA, the Internal Revenue Code, and, where not inconsistent, the laws of the State of New York.

18.7	Participant Information. Each Participant shall notify the Administrative Committee of (a) his mailing address and each change of mailing address, (b) the Participant’s, the Participant’s Beneficiary’s and, if applicable, the Participant's spouse's date of birth, (c) the Participant's marital status and any change of his marital status, and (d) any other information required by the Administrative Committee. The information provided by the Participant under this Section 18.7 shall be binding upon the Participant and the Participant's Beneficiary for all purposes of the Plan.

18.8	Statement of Retirement Benefits. Upon a Participant's written request to the Plan Administrator, no more frequently than once in a twelve-month period, the Administrative Committee shall furnish him or her with a statement of his Retirement Benefits.

18.9	Severability. If any provision of this Plan is held illegal or invalid for any reason, the other provisions of this Plan shall not be affected.

18.10	Notices. Any notice, request, election, designation, revocation or other communication under this Plan shall be in writing and shall be considered given when delivered personally or mailed by certified or registered mail, return receipt requested, except that any statement furnished pursuant to Section 18.8 or any other communication to all Participants shall be considered given when delivered personally or mailed first class.

18.11	Headings. The headings in this Plan are for convenience of reference and shall not be given substantive effect.

Schedule A

The provisions of this amended and restated Plan are effective as of January 1, 2007, except as otherwise provided in the Plan or below:

(a)	Section 6.2 – Vested Interest Not in Excess of $1,000 or $5,000: Effective with respect to mandatory distributions made on and after March 28, 2005.

(b)	Section 6.4 – Provision permitting payment of benefits under the Plan to commence as of a retroactive annuity starting date: Effective as of January 1, 1994.

(c)	Schedule B(1) and (2) – Changes in Mortality and Interest Assumptions: Effective with respect to Plan Years beginning after December 31, 2007.

(d)	Sections 17.1, 17.2, and 17.3 – Changes made to the Top Heavy provisions of the Plan: Effective as of January 1, 2002.

Schedule B - Actuarial Assumptions

(1)	Mortality

(a)	General Unisex table derived from the 1983 Group Annuity Mortality Table by taking the arithmetic average of the male and female mortality rates, or any other table prescribed by the Secretary of Treasury as the applicable mortality table under Section 417(e)(3) of the Internal Revenue Code. Notwithstanding the prior sentence, for Annuity Starting Dates prior to December 31, 2002, the unisex table derived from the 1983 Group Annuity Mortality Table by taking the arithmetic average of the male and female mortality rates shall be used. Notwithstanding anything contained herein to the contrary, for purposes of adjusting the benefit limitation for purposes of Section 415(b)(2)(B) of the Internal Revenue Code under Section 4.2(b)(4), the applicable mortality table under Section 417(e)(3) of the Internal Revenue Code in effect prior to January 1, 2008.

(b)	Computation of Minimum Benefits Under Section 3.5. For purposes of determining the Actuarial Equivalent of a Participant’s Vested Interest determined under Section 3.5(a) or (b) which is paid in the form of an annuity under Section 6.1(a), the factors as specified in the Schedule D and Schedule E, respectively shall apply.

(c)	Computation of Certain Annuities for Annuity Starting Dates on or After January 1, 2001. In the case of a Participant with an Annuity Staring Date on or after January 1, 2001, for purposes of converting a joint and 100% survivor annuity, a joint and 50% survivor annuity or a life annuity with a 10-year period certain, the factors specified in paragraph (3).

(2)	Interest –

(a)

General The annual rate of interest on 30-year Treasury securities for the month of September of the Plan Year immediately preceding the Plan Year in which the Participant’s Annuity Starting Date occurs (the “30-Year Treasury Rate”), or any other applicable interest rate specified under Section 417(e)(3) of the Internal Revenue Code); provided, that for purposes of Section 3.2(c) of the Plan, the annual rate of interest shall be the 30 Year Treasury Rate. However, in no event shall the rate for purposes of the definition of a Section 3.2 Annuity be more than 10%. Notwithstanding anything contained herein to the contrary, for purposes of adjusting the benefit limitation for purposes of Section 415(b)(2)(B) of the Internal Revenue Code under Section 4.2(b)(4), (i) for Plan Years beginning in 2004 and 2005, an interest rate of 5 1/2%, and (ii) for distributions made in Plan Years beginning after December 31, 2005, an interest rate not less than the greater of (A) 5 1/2%, (B) the rate that provides a benefit of not more than 105% of the benefit that would be provided if the applicable interest rate (as defined in Section 417(e)(3) of the Internal Revenue Code were the interest rate assumption, and (C) the rate otherwise in effect under the Plan.

(b)	Computation of Minimum Benefits Under Section 3.5. For purposes of determining the Actuarial Equivalent of a Participant’s Vested Interest determined under Section 3.5(a) or (b) which is paid in the form of an annuity under Section 6.1(a), the factors as specified in the Schedule D and Schedule E, respectively shall apply.

(c)	In the case of a Participant with an Annuity Staring Date on or after January 1, 2001, for purposes of converting a Joint and 100% Survivor Annuity, a Joint and 50% Survivor annuity or a life annuity with a 10-year period certain the factors specified in paragraph (3).

(d)	Certain Participants with Annuity Starting Dates Prior to December 1, 1999. (1) In the case of an AWL Participant who has an Annuity Starting Date on or after December 1, 1998 and before December 1, 1999, in no event shall the rate in paragraph (a) be greater than the annual rate of interest on 30-year Treasury securities for December 1, 1998. (2) In the case of a Pearson Participant who has attained his Normal Retirement Date or Early Retirement Date on or before December 31, 1995 and who has an Annuity Starting Date before January 1, 1996, the interest rate which would be used, as of the first day of the Plan Year in which the Participant’s Annuity Starting Date occurs, by the Pension Benefit Guaranty Corporation for determining the present value of a lump-sum distribution on plan termination for a trusteed single employer plan. (3) In the case of a Pearson Participant who has an Annuity Starting Date on or after October 1, 1995 and before October 1, 1996, the lower of (A) annual interest rate on 30-year Treasury securities on the first day of the Plan Year in which the Participant’s Annuity Starting Date occurs or (B) the annual rate of interest on 30-year Treasury securities for the month of September of the Plan Year immediately preceding the Plan Year in which the Participant's Annuity Starting Date occurs.

(3)	Annuity Factors –

In the case of a Participant with an Annuity Starting Date on or after January 1, 2001, for purposes of converting a benefit payable as a life annuity to a Joint and 100% survivor annuity, a Joint and 50% Survivor annuity or a life annuity with a 10-year period certain the following factors:

(a)	If the Participant’s Beneficiary is his spouse, the following factors shall be used to convert a life annuity to other annuity forms:

	Simplified Conversion Factors
Employee Age at Annuity Commencement Date	Joint and 100% Option	Joint and 50% Option	10-Year Certain and Life
Under 30	98%	99%	99%
30-39	96%	98%	99%
40-49	94%	97%	99%
50-59	90%	95%	98%
60 and over	86%	93%	96%

(b)	if the Participant has a non-spouse Beneficiary, the following adjustment to the spousal factors for the joint and 100% annuity option specified in (a):

	Percent to subtract from standard spousal factor if non-spouse beneficiary is at least:
Participant Age	10 years younger	20 years younger	30 years younger
Under 40	1%	1%	1%
Age 40 – Age 49	3%	4%	4%
Age 50 – Age 59	5%	7%	8%
Age 60 and older	10%	14%	16%

(c)	If the Participant has a non-spouse Beneficiary, the following adjustment to the spousal factors, for a joint and 50% annuity option specified in (a):

	Percent to subtract from standard spousal factor if non-spouse beneficiary is at least:
Participant Age	10 years younger	20 years younger	30 years younger
Under 40	1%	1%	1%
Age 40 – Age 49	2%	2%	2%
Age 50 – Age 59	3%	4%	5%
Age 60 and older	6%	9%	11%

Schedule C - Participating Employers

FT Publications Inc.

Former Interactive Data Corporation on or after September 1, 1995 and prior to February 29, 2000.

Pearson Education Inc.

Pearson Inc.

Penguin Putnam Inc.

Pearson Technology Center, L.L.C.

Data Broadcasting Corporation (as renamed Interactive Data Corporation effective as of June 15, 2001)

(e)	effective as of February 29, 2000, but only with respect to IDC Participants

(f)	effective as of January 1, 2001 for all employees

Learning Network – effective as of July 1, 2000, but only with respect to Learning Network Participants.

Schedule D - Pearson Participants

This Schedule D provides special provisions for Pearson Participants for purposes of determining the minimum and grandfathered benefits specified in Sections 3.5(a) and 3.5(c), respectively. For purposes of determining the minimum Retirement Benefit in this Schedule D, the definitions specified in the Plan shall apply except to the extent modified by Paragraph VII of this Schedule.

I. December 31, 1997 Benefit. For purposes of Section 3.5(a), the December 31, 1997 Retirement Benefit of a Pearson Participant shall be the greater of the amount determined under paragraph (a) or (b) as follows:

(a)	Minimum Prior Plan Retirement Benefit as defined in paragraph V, or

(b)	A Participant’s Retirement Benefit accrued as of December 31, 1997 as determined under paragraph II.

II. Retirement Benefit Accrued as of December 31, 1997. Subject to Article 4 and Sections 3.8 and 6.8, upon a Pearson Participant’s Retirement or Termination of Employment, the Participant's Retirement Benefit accrued as of December 31, 1997 shall be equal to one-twelfth of the sum of (a) and (b) as follows:

(a) The product of (1) the Participant's Base Percentage, (2) the portion of his Average Annual Compensation (as of December 31, 1997) which is not in excess of his Covered Compensation as of December 31, 1997 and (3) the number of years of the Participant's Benefit Accrual Period of Service as of December 31, 1997 which is not in excess of 35; and

(b) The product of (1) 1.5% of the portion of the Participant’s Average Annual Compensation as of December 31, 1997 in excess of his Covered Compensation (as of December 31, 1997) and (2) the number of years of the Participant’s Benefit Accrual Period of Service as of December 31, 1997 which is not in excess of 35.

(c) For purposes of the computation under this paragraph II, in no event shall the Participant’s overall permitted disparity for a Plan Year exceed the limit on overall permitted disparity under Section 1.401(l)-5 of the Treasury Regulations. In the event that a Participant’s overall permitted disparity limit for a Plan Year is exceeded because a Participant’s annual overall permitted disparity exceeds the annual overall permitted disparity limit in Section 1.401(l)-5 of the Treasury Regulations for that Plan Year, then the difference between the Participant’s excess benefit percentage and the Participant’s base benefit percentage shall be reduced so that this limit is not exceeded. This reduction shall be made in a uniform manner for all similarly situated Participants. In the event that a Participant’s overall permitted disparity limit for a Plan Year is exceeded because the Participant’s cumulative overall permitted disparity exceeds the cumulative overall permitted disparity limit in Section 1.401(l)-5 of the Treasury Regulations for that Plan Year, then with respect to that Plan Year his benefits shall be determined as described in the following sentence. The benefit for that Plan Year shall be based on the Participant’s Average Annual Compensation and credited at a rate equal to the lesser of (1) the excess benefit percentage applicable to a Participant with the same number of years in his Benefit Accrual Period of Service or (2) the highest percentage permitted under the 133- 1/3 percent accrual rule under Section 411(b)(1)(B) of the Internal Revenue Code.

For purposes of determining a Participant’s Retirement Benefit under this Paragraph II, it shall be assumed that payment of the Retirement Benefit will be made in the form of a single life annuity without ancillary benefits, commencing on the first day of the month coincident with or following the Participant’s Retirement.

III. Grandfathered Pearson Benefit. In the case of a Pearson Participant entitled to the Grandfathered Pearson Benefit under Section 3.5(d), such benefit shall be determined in accordance with Paragraph II of this Schedule D, except that the benefit shall be determined as of the earlier of the Participant’s Termination of Employment or December 31, 2002, but in no event shall a Participant’s Benefit Accrual Period of Service exceed 35 years.

IV. Early Retirement Benefit. In the case of a Pearson Participant who: (a) receives a benefit determined under paragraph II or III of this Schedule D; (b) has a Termination of Employment on or after his Early Retirement Date; (c) has an Annuity Starting Date before his Normal Retirement Date; and (d) elects to receive his distribution in the form of an annuity under Section 6.1(a), the Participant’s Retirement Benefit shall be reduced by the Early Retirement Reduction Factor as set forth in Appendix H.

V. Minimum Prior Plan Retirement Benefit. A Pearson Participant’s Minimum Prior Plan Retirement Benefit shall be the greatest of the following:

(a) Minimum Benefit under Former Retirement Plan of Viking Penguin Inc. The Prior Plan Minimum Benefit for a Participant who participated in the Retirement Plan of Viking Penguin Inc. on December 31, 1988 shall be the accrued retirement benefit as of December 31, 1988 (determined without the annual limit on compensation under Section 401(a)(17) of the Internal Revenue Code) under the Retirement Plan of Viking Penguin Inc. (as set forth in Appendix C to this Plan).

(b) Minimum Benefit for Former E.P. Dutton Pension Plan Participants. The Prior Plan Minimum Retirement Benefit for a Participant in the E.P. Dutton, a Division of New American Library, Pension Plan on December 31, 1988 shall be his accrued retirement benefit as of December 31, 1988 under the E.P. Dutton, a Division of New American Library, Pension Plan as set forth in Appendix D to this Plan.

(c) Minimum 1988 Prior Benefit. The minimum 1988 Prior Benefit shall be equal to the actuarial equivalent of the Participant’s accrued benefit as of December 31, 1988 under the Pearson Inc. U.S. Retirement Plan (under Appendix F). For purposes of determining the actuarial equivalent amount of the benefit in this paragraph, the factors specified in the definition of Pearson Actuarial Equivalent shall apply except that the factors for determining the lump sum present value shall be as follows:

Mortality - The 1971 Group Annuity Mortality Table for males.

Interest - 6% per annum compounded annually.

Interpolation - Determinations made shall be based on the Participant’s age in completed years and months at the date of the determination and factors shall be interpolated to such age and rounded to nearest 1% of a year.

(d) Minimum 1993 Prior Benefit. The Minimum 1993 Prior Benefit for a Participant who was a participant in the Pearson Inc. U.S. Retirement Plan on December 31, 1993, shall be the greater of (1) or (2) as follows:

(1) 1988 Prior Formula Amount & Post 1988 Accruals. The sum of (A) his accrued benefit under the Pearson Inc. U.S. Retirement Plan as of December 31, 1988 under Appendix F (determined without the annual limit on compensation under Section 401(a)(17) of the

Internal Revenue Code) (“1988 Prior Formula Amount”) and as adjusted for Compensation increases as determined under paragraph (d)(3) and (B) his benefit under the Plan based on the formula in paragraph II of this Schedule D and based on his Benefit Accrual Period of Service credited for the period beginning on or after January 1, 1989 and ending as of December 31, 1997 (or, if earlier, the earliest of his Termination of Employment, Retirement, incurrence of a Permanent Disability or, in the case of a Highly Compensated Employee, December 31, 1993), and

(2) 1993 Prior Formula Amount. His accrued benefit under the Pearson Inc. U.S. Retirement Plan as of December 31, 1993 (or, if earlier, the date in the following sentence) as determined under Appendix F. In the case of a Participant who is a “super highly compensated employee” for the 1989, 1990, 1991 or 1992 Plan Year (as defined in IRS Notice 89-92 for purposes of Alternative IID), his minimum Retirement Benefit under the prior sentence shall be based on his accrued Retirement Benefit as determined under Appendix F as of the later of the last day of the 1988 Plan Year and the last day of the Plan Year immediately preceding the Plan Year in which he first becomes a “super highly compensated employee.”

(3) Compensation Adjustment for 1988 Prior Formula Amount The 1988 Prior Formula Amount adjusted by compensation shall be equal to the product of (A) and (B) as follows:

(A) the Participant’s 1988 Prior Formula Amount but limited so that the base benefit percentage is at least 50% of the excess benefit percentage, and

(B) A fraction not less than one. The numerator of the fraction is the Participant’s Average Annual Compensation determined as of December 31, 1997 (or, if earlier, the earliest of the date of his Retirement, Termination of Employment, death or incurrence of a Permanent Disability, or in the case of a Highly Compensated Employee, December 31, 1993). The denominator of the fraction is the Participant’s Average Annual Compensation as of January 1,

1989. The definition of Average Annual Compensation shall be based on the definition of Pension Compensation Base in Appendix F.

(e) Minimum Retirement Benefit for Former Participants of the Financial Times U.S. Retirement Plan. Subject to the following sentence, the Prior Plan Minimum Retirement Benefit for a Participant who was a Participant in the Financial Times U.S. Retirement Plan on December 31, 1993, shall be equal to his accrued benefit as of December 31, 1993 under the Financial Times U.S. Retirement Plan as determined in Appendix E determined without regard to the applicable limits on compensation under Section 401(a)(17) of the Internal Revenue Code in effect after December 31, 1988 but before January 1, 1991. In the case of a Participant who is a “super highly compensated employee” for the 1989, 1990, 1991 or 1992 Plan Year (as defined in IRS Notice 89-92 for purposes of Alternative IID) his minimum Retirement Benefit under this Paragraph (e) shall be based on his accrued Retirement Benefit as determined under Appendix E as of the later of the last day of the 1988 Plan Year and the last day of the Plan Year immediately preceding the Plan Year in which he becomes a super highly compensated employee.

In the case of a Participant described in this paragraph (e) whose Compensation for any Plan Year commencing prior to January 1, 1989 is in excess of $200,000, his minimum Retirement Benefit under this paragraph (e) shall in no event be less than his Retirement Benefit as of December 31, 1988 as determined under Appendix E of the Plan based on Compensation as defined in Appendix E but without the limitation under Section 401(a)(17) of the Internal Revenue Code that would otherwise apply.

(f) Section 401(a)(17) Employees Minimum Post OBRA Retirement Benefit. In no event shall a Section 401(a)(17) Employee’s Retirement Benefit determined on or after January 1, 1994 be less than the sum of (1) and (2) as follows:

(1) the Section 401(a)(17) Employee’s accrued Retirement Benefit as of December 31, 1993 as determined under Paragraph II of this Schedule C based on the Compensation and Average Annual Compensation as of December 31, 1993 but by taking into account the annual limit on compensation under Section 401(a)(17) of the Internal Revenue Code in effect as of the first day of the Plan Year beginning on or after January 1, 1989 but before January 1, 1994 ($200,000 as indexed) that would otherwise apply , and

(2) the Participant’s Retirement Benefit accrued with respect to the number of years of his Benefit Accrual Period of Service credited on or after January 1, 1994 and prior to January 1, 1998, based on Compensation and Average Annual Compensation as of January 1, 1998 (or, if earlier his Termination of Employment, Retirement, incurrence of a Permanent Disability or death)

VI. Actuarial Equivalent. Subject to paragraphs IV and V, for purposes of determining the Actuarial Equivalent Value of (a) a Retirement Benefit under paragraph I, the Pearson Actuarial Equivalent factors shall apply and (b) a Retirement Benefit under paragraph III, the Actuarial Equivalent factors specified in Schedule B shall apply.

VII. Definitions. The following definitions shall apply for purposes of this Schedule D

(a) Pearson Actuarial Equivalent –

(1) General

Interest – except for determining Actuarial Equivalent present value of a lump sum distribution paid on or after October 1, 1995, the immediate interest rate which would be used, as of the first day of the Plan Year in which the Participant’s

Annuity Date occurs, by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump-sum distribution on plan termination for a trusteed single employer plan.

Mortality – Unisex table derived form the 1983 Group Annuity Mortality Table by taking the arithmetic average of the male and female mortality rates.

(2) Present Value if Annuity Starting Date on or after October 1, 1995. For purposes of defining the Actuarial Equivalent present value of the Vested Interest of a Participant with an Annuity Starting Date on or after October 1, 1995, the factors set forth in Schedule B.

(3) Early Retirement Reduction Factors. The factors set forth in Appendix H.

(b) Base Percentage - a percentage equal to: (1) 0.75% for Participants born before January 1, 1938; (2) 0.80% for Participants born after December 31, 1937 and before January 1, 1955, and (3) 0.85% for Participants born after December 31, 1954.

(c) Covered Compensation - with respect to an Employee, the average of the taxable wage bases in effect under Section 230 of the Social Security Act for each year during the 35-year period ending with the year the Employee attains (or will attain) the later of age 65 or social security retirement age (as defined in Section 415(b)(8) of the Internal Revenue Code). In determining a Participant’s Covered Compensation for a Plan Year, the taxable wage bases for that Plan Year and any subsequent Plan Year shall be assumed to be the same as the taxable wage base in effect for that Plan Year. A Participant’s Covered Compensation shall be adjusted each Plan Year.

(d) Section 401(a)(17) Employee - a Participant whose Retirement Benefit for any Plan Year before January 1, 1994 was determined by taking into account Compensation that exceeded $150,000.

(e) Social Security Wage Base - the social security taxable wage base as provided in Section 3121(a)(1) of the Internal Revenue Code in effect on the first day of the Plan Year.

Schedule E - AWL Participant

This Schedule E provides special provisions for AWL Participants for purposes of determining the minimum benefits specified in Sections 3.5 (b), the grandfathered benefit specified in Sections 3.5 (d) and 3.5 (e), an AWL Participant’s Compensation prior to January 1, 1986, and an AWL Participant’s Minimum Vesting Period of Service as of November 30, 1998. For purposes of determining the Retirement Benefits in this Schedule E, the definitions specified in the Plan shall apply except to the extent modified by Paragraph VII of this Schedule E.

I. November 30, 1998 Retirement Benefit.

For purposes of Section 3.5(b), the November 30, 1998 Retirement Benefit of an AWL Participant shall be the greater of the amount determined under paragraph II or III.

II. Retirement Benefit as of November 30, 1998 Under the AWL Plan

Subject to Article 4 and Sections 3.8 and 6.8, an AWL Participant’s Retirement Benefit as of November 30, 1998 under the AWL Plan shall be equal to one-twelfth of the sum of (a) and (b) as follows:

(a) the product of (1) 1% of the Participant’s Average Annual Compensation as of November 30, 1998 not in excess of Covered Compensation as of November 30, 1998, and (2) the Participant’s number of years of AWL Benefit Service as of November 30, 1998 which is not in excess of thirty years; and

(b) the product of (1) 1.5% of the Participant’s Average Annual Compensation as of November 30, 1998 in excess of Covered Compensation as of November 30, 1998, and (2) the Participant’s number of years of AWL Benefit Service as of November 30, 1998 which is not in excess of thirty years.

III. Other Minimum Benefit

In the case of an AWL Participant, in no event shall his Retirement Benefit be less than the amount under (a) or (b) as follows:

(a) Subject to the following sentence, the benefit accrued under the terms of the AWL Plan in effect on November 30, 1989, determined as of November 30, 1990 or, if earlier, the Participant’s Termination of Employment. In the case of either (1) a Participant who is a super highly compensated employee for the Plan Year ending November 30, 1990, and (2) any other Participant whose accrued benefit as of November 30, 1989 is greater than his benefit as of November 30, 1990, the Retirement Benefit in the prior sentence will be determined as of November 30, 1989; and

(b) the sum of (1) the Participant’s benefit determined as of November 30, 1994 (under the formula specified in paragraph II), and (2) the Participant’s benefit determined under the formula specified in paragraph II based on AWL Benefit Service after November 30, 1994 and Compensation as limited by the provisions of Section 401(a)(17) of the Internal Revenue Code in effect on or after January 1, 1994.

IV. Grandfathered AWL Benefit

In the case of an AWL Participant entitled to the Grandfathered AWL Benefit under Section 3.5(c), such benefit shall be determined in accordance with Paragraph II of this Schedule E,

except that the benefit shall be determined as of the Participant’s Termination of Employment. In addition, in the case of a Former Simon & Schuster Participant entitled to the Grandfathered Former Simon & Schuster Benefit under Section 3.5(e), such benefit shall be determined in accordance with Paragraph II of this Schedule E, except that the benefit shall be determined as of the Participant’s Termination of Employment and based on the sum of (a) the Participant’s Simon & Schuster Benefit Service; and (b) his Benefit Accrual Period of Service on and after November 30, 1998 (or, if later, the date the Participant transferred employment with an Affiliated Company).

V. Early Retirement Benefit. In the case of a Participant who: (a) receives a benefit determined under Paragraph I or IV of this Schedule E; (b) has a Termination of Employment on or after his Early Retirement Date; (c) has an Annuity Starting Date before his Normal Retirement Date; and (d) elects to receive his distribution in the form of an annuity under Section 6.1(a), the Participant’s Retirement Benefit determined under Paragraph I or IV shall be reduced by the early retirement reduction factors set forth in the following sentence. Such benefit shall be reduced by  2/12 of 1% for each of the first 35 months by which the Annuity Starting Date precedes the Participant's Normal Retirement Date and by  5/12 of 1% for each month thereafter; provided however, that a Participant who retires on or after age 62 and after completing a Vesting Period of Service of 30 or more years shall receive an unreduced benefit.

VI. Actuarial Equivalent Factors. Subject to paragraph V, for purposes of determining the Actuarial Equivalent Value of a Retirement Benefit determined under (a) Paragraph II or III and payable in the form of an annuity under Section 6.1(a), the factors specified under the definition of AWL Actuarial Equivalent shall apply, and (b) Paragraph IV and payable in the form of an annuity under Section 6.1(a), the factors specified under Schedule B shall apply.

VII.	Definitions

A.	AWL Actuarial Equivalent - a benefit of equivalent value determined using a 7% interest rate and the UP-1984 Mortality Table (males), set back two years for Participants, spouses, contingent annuitants and Beneficiaries.

B.	AWL Benefit Service. The sum of (1) and (2) as follows:

(1) a Participant’s Benefit Accrual Period of Service on or after December 1, 1999; and

(2)(a)

Subject to Paragraph (b), service for a 12-month period beginning as of December 1st of any calendar year and ending prior to December 1, 1999. A Participant will not be credited with any Service for any such 12-month period in which he does not have 1,000 Hours of Service; provided, however, that in the event that a Participant who either:

(i)	enters or, following a Break in Service, re-enters employment with the Company on a date other than the first day of any Plan Year, and thereafter fails to complete at least 1,000 Hours of Service during such Plan Year; or

(ii)

terminates his employment or retires on a date other than the last day of any Plan Year and prior to completing at least 1,000 Hours of Service during such Plan Year, such Participant shall, solely for purposes of computing the amount of his benefit, if any, under the Plan, be deemed to have accrued a partial year of Service on account of such Plan Year, which part shall be determined by multiplying the number one (1) by a fraction of which the numerator is the number of Hours of Service actually completed by such Participant during the Plan Year (rounded to the next highest 100 Hours of Service) and of which the denominator is 1,000.

(b)	The following Periods of Service shall be disregarded:

(i)	Periods of employment with the Longman Division of the Company, Dale Seymour Publications, Cuisenaire, Peachpit and Harper Collins prior to such entities becoming Affiliated Companies (Longman Division - October 1, 1988, Dale Seymour Publications - July 1, 1989, Cuisenaire - May 14, 1990, Peachpit - October 1, 1994 and Harper Collins, April 1, 1996.)

(ii)

Service preceding Breaks in Service if the Participant has no Vested Interest and has a number of consecutive Breaks in Service equal to (or greater than) the greater of five and the number of the Participant’s AWL Benefit Service (excluding AWL Benefit Service previously disregarded under this paragraph preceding the Breaks in Service). For purposes of this Section, a Break in Service will be determined in accordance with the Plan, but the applicable measurement period shall be based on 12-month periods beginning on December 1st.

The Administrative Committee shall determine and credit to a Participant the additional AWL Benefit Service necessary to provide the Participant with the benefit accrual credit to which the Participant is entitled under Section 414(u) of the Internal Revenue Code for his period of military service.

C.	Compensation - For periods prior to January 1, 1986, the basic rate of compensation in effect as of December 1 of each year, adjusted to an annual basis, exclusive of all overtime, bonus and other irregular payments. For purposes of the definition of Average Annual Compensation below, such basic rate of compensation shall be considered the Annual Earnings for the calendar year in which the December 1 date occurs and the Employee shall be considered as having completed a full calendar year of employment. For purposes of periods on or after January 1, 1986, the definition of Compensation specified in Article 1 of the Plan shall apply.

D.	Covered Compensation - With respect to a Participant, the average of the Social Security Taxable Wage Bases for the 35-year period ending with the calendar year during which the Participant attains Social Security Retirement Age. In the case of a Participant who terminates employment with the Company prior to his Social Security Retirement Age, the Social Security Taxable Wage Base in effect for the calendar year during which the Participant terminates shall be assumed to remain in effect for each year thereafter. In the case of a Participant who terminates employment with the Company after his Social Security Retirement Age, his Covered Compensation shall be determined as if he terminated on his Social Security Retirement Age.

E.	AWL Vesting Service as of November 30, 1998 - AWL Benefit Service as of November 30, 1998, except that the exclusions under Paragraph B(2)(b) relating to service prior to becoming employed by an Affiliated Company shall be disregarded.

F.	Social Security Taxable Wage Base - The amount of income or wages, established each year by the Social Security Administration, subject to Social Security taxes.

G.	Social Security Retirement Age - With respect to an Employee born prior to 1938, the date on which he attains age sixty-five; with respect to an Employee born after 1937 and prior to 1955, the date on which he attains age sixty-six; and with respect to an Employee born after 1954, the date on which he attains age sixty-seven. Notwithstanding the foregoing, such dates shall be adjusted as necessary to comply with the definition of Social Security Retirement Age contained in Section 415(b)(8) of the Internal Revenue Code.

B. Annual Earnings - The Participant's base compensation, plus bonus amounts up to 50% of the Participant's base compensation, which is paid to the Participant by the Company during the Plan Year which would be includible in income for Federal Income Tax purposes if such income were U.S. source income. In no event shall such amount exceed the limitations on compensation under Section 401(a)(17) of the Internal Revenue Code (as adjusted by the Secretary of Treasury for increases in the cost of living before January 1, 2002).

C. Other Company Funded Benefits -

(a) the portion of the benefit determined by the Plan Administrator payable to the Participant under the Social Security System of the Participant's country of residence commencing on the Participant's Normal Retirement Date which is attributable to the contributions made to such System by the Company on behalf of the Participant during his Years of Benefit Service;

(b) any benefit payable to the Participant by the Company on account of the Participant's Termination of Employment with the Company which is mandated by the laws of the Participant's country of residence; and

(c) any benefit payable to the Participant under a retirement benefit plan which is voluntarily established by the Company in the Participant's country of residence to the extent such benefit is attributable to contributions made by the Company to such plan.

In the event that any benefit described above is paid in a form other than the normal form of payment under the Plan at the Participant's Normal Retirement Date, such benefit shall be actuarially adjusted to the normal form of benefit payable at Normal Retirement Date in order to determine the reduction applicable under this paragraph C.

D. Years of Benefit Service - The total of the Participant's period of service from his initial date of employment with the Company to his date of Termination of Employment determined in accordance with the rules for determining Benefit Accrual Period of Service.

Schedule H – Benefits for Certain AGS Participants

This Schedule provides special provisions applicable to a Participant who was (a) a participant in the former American Guidance Service Inc. Pension Plan (the “Former AGS Plan”) prior to July 1, 2002 and (b) an employee of the Company on December 31, 2005 (an “AGS Participant”), and describes the benefit formula and service crediting rules for determining the benefits, and the timing and the form of distributions, under the Plan for AGS Participants.

The benefit of an AGS Participant under this Schedule G is a monthly benefit amount based on the formula set forth in the former American Guidance Service Inc. Pension Plan (the “Former AGS Plan”) prior to July 1, 2002, the terms and provisions of which are incorporated herein by reference.

For purposes of the Former AGS Plan, “Actuarially Equivalent” or “Actuarial Equivalent” shall be determined by the Actuary on the basis of the following:

(a)	Except as provided elsewhere in the Former AGS Plan, Actuarially Equivalent shall be determined on the basis of a 9% interest rate assumption and the mortality assumptions of the 1971 Group Annuity Mortality Table (male rates) with a three year age setback.

(b)	Prior to July 1, 1995, the lump sum value of a benefit which would otherwise be payable as a monthly annuity shall be determined by the Actuary as the greater of (i) the lump sum benefit determined by using the interest rate set forth in (a), above, or (ii) the lump sum benefit determined by using an interest rate equal to the rate (immediate or deferred, as applicable) that would be used by the Pension Benefit Guaranty Corporation (“PBGC”), as of the date of distribution, in valuing a benefit upon termination of an insufficient trusteed single-employer plan. Notwithstanding the foregoing, if the present value of the benefit using the applicable PBGC rate exceeds $25,000, the applicable PBGC interest rates are 120% of the PBGC immediate and deferred annuity rates referred to in the foregoing sentence; provided however, that the use of 120% of the PBGC rates may not reduce the present value below $25,000.

Appendix E

Former Participants of the Financial Times U.S. Retirement Plan.

1.	Definitions. The following definitions apply for purposes of this Appendix E:

a)	Actuarial Equivalent - A benefit of equivalent value to an otherwise payable benefit on the basis of:

(i)	Mortality in accordance with the Unisex Pension Mortality Table (UP-84).

(ii)	Interest at the rate specified by the Pension Benefit Guaranty Corporation to value immediate annuities for plans terminating as of the October 1 preceding the Plan Year in which the determination is being made.

b)	Compensation - Regular base salary or wages paid for services performed by an Employee excluding overtime pay, bonuses, commissions, amounts paid for insurance or other welfare plans or benefits, or other special remuneration. For Plan Years beginning after December 31, 1988 but before January 1, 1994, an Employee’s Compensation shall not exceed the limitation on Earnings under Section 401(a)(17) of the Internal Revenue Code (or such higher amount as may be determined by the Secretary of the Treasury in accordance with Section 401(a)(17) of the Internal Revenue Code to reflect increases in the cost of living before January 1, 2002). For Plan Years beginning on or after January 1, 1994, an Employee’s Compensation shall not exceed $150,000 (or such higher amount as may be determined by the Secretary of the Treasury in accordance with Section 401(a)(17) of the Internal Revenue Code to reflect increases in the cost of living before January 1, 2002). For Plan Years beginning on or after January 1, 2002, for purposes of Section 3.5(g), an Employee’s Compensation shall not exceed $200,000 (or such higher amount as may be determined by the Secretary of Treasury in accordance with Section 401(a)(17) the Internal Revenue Code).

c)	Final Average Compensation -

(i)	the average monthly Compensation (as defined in paragraph (b) of this Section) received by a Former FT Participant during the highest sixty (60) consecutive calendar months (or such shorter period if the Former FT Participant had not completed sixty (60) consecutive calendar months) during the one hundred twenty (120) calendar months (or such shorter period if the former FT Participant had not completed one hundred twenty (120) consecutive calendar months) immediately preceding the earlier to occur of the Former FT Participant’s Severance from Service Date or; December 31, 1993.

(ii)	with respect to a determination of Average Annual Compensation for any Plan Year beginning on or after December 31, 1988 but before January 1, 1994, Compensation shall not exceed the limitations on compensation under Section 401(a)(17) of the Internal Revenue Code, (adjusted to reflect increases in the cost of living before January 1, 2002);

d)	Former FT Participant - A Participant in the Former FT Plan who is credited with an Hour of Service after December 31, 1988.

e)	Former FT Plan - The Financial Times U.S. Retirement Plan as amended through December 31, 1993.

f)	Period of Service - Each period of time commencing on an Employment Commencement Date as an employee of Financial Times Publications, Inc. F.T. American Advertising Ltd., or the Editorial offices of N.Y. or Washington and ending on a Severance from Service Date.

g)	Primary Social Security Benefit - The monthly old-age benefit to which the Former FT Participant would be entitled under the Federal Social Security Act under the following rules:

(i)	The Primary Social Security Benefit as herein defined shall be the amount payable at age 65 under the Social Security Act.

(ii)	The Primary Social Security Benefit shall be the amount estimated to be payable excluding any family benefits.

(iii)	The amount of Primary Social Security Benefit shall be estimated on the basis of tables approved by the Committee, taking into account the Employee’s actual compensation in the calendar year prior to termination of service and assuming that compensation increased prior thereto at the rate of increase in average wages as determined by Social Security Administration.

(iv)

A written notice shall be provided to each terminating Participant which shall indicate that the amount of Primary Social Security Benefit is estimated and that, in the event the Participant obtains a documented record of his earnings history, then the amount of Primary Social Security Benefit based on such record of actual earnings shall be used if the amount of estimated Primary Social Security Benefit is lower than the amount determined using the above described table; provided, however, that such record of Social Security earnings shall be utilized only if such record is submitted to the Committee by the Participant no later than 120 days following the later of the date of the Participant’s termination of service and the time the Participant receives written notice of the benefit to which he is entitled.

(v)	In the event that the Primary Social Security Benefit is being determined as of a date prior to the Participant’s Normal Retirement Date, the amount of such Primary Social Security Benefit shall be based upon the assumption that the Participant will continue to receive until age 65 compensation which would be treated as wages for purposes of such Social Security Act at the same rate as he received such compensation at the time of his Severance from Service Date.

(vi)	Notwithstanding the foregoing, if a Participant receives Years of Benefit Accrual Period of Service during a period in which he was covered or entitled to be covered by a foreign social security system (other that a period in which he elected United States Social Security coverage in lieu thereof), his Primary Social Security Benefit shall include the amount of old-age benefits to which the Participant would be entitled under the applicable foreign social security system as determined, in a non-discriminatory manner, by the Committee with the advice of the Actuary. The determination of the amount of the foreign social security benefit by the Committee shall be conclusive and binding on all parties; provided such determination shall be made in a manner which satisfies all applicable regulations and filings of the Internal Revenue Service concerning the integration of pension plans with social security benefit.

h)	Years of Benefit Accrual Period of Service. An Employee shall be credited with Years of Benefit Accrual Period of Service equal to the aggregate of his Periods of Service, as defined in Paragraph (f), subject to the following rules:

(i)	For purposes of aggregation, years, months and days in Periods of Service shall be added together and the resulting Years of Benefit Accrual Period of Service shall be computed in years and a fraction thereof, counting only completed months.

(ii)	Years of Benefit Accrual Period of Service shall include periods during which an Employee is Disabled. For purposes of this Section, Disabled is the state of mental or physical incapacity which qualifies a Participant for any long-term disability benefit sponsored by an Employer.

(iii)	Years of Benefit Accrual Period of Service shall exclude Periods of Service as provided in Paragraph (i).

(iv)	For Employees who became Participants on January 1, 1993, Years of Benefit Accrual Period of Service shall include all Periods of Service rendered by such Employees with an Affiliated Company prior to January 1, 1983.

i)	Exclusions from Benefit Accrual Period of Service. The following Periods of Service shall be disregarded in computing the total Years of Benefit Accrual Period of Service to be credited to a Participant:

(i)	In the event that a Participant who incurs a Break in Service on or after January 1, 1983, subsequently becomes an Employee again, any Period of Service of the Participant prior to the Break in Service shall not be includable as part of the Participant’s total Years of Benefit Accrual Period of Service and Years of Vesting Service unless such Participant acquires a Period of Service of at least one year after such Break in Service.

(ii)	In the case of any Participant who incurs a Break in Service on or after January 1, 1985, prior to his becoming entitled to a deferred vested benefit, his Period of Service prior to said Break in Service shall not be taken into account if his last Period of Severance equals or exceeds the greater of five years or such prior Period of Service or portion thereof which is not excluded under this Section by reason of any prior Break in Service.

2.	Retirement Benefit for Former FT Participants

a)	Normal Retirement Benefit. In no event shall a Former FT Participant receive a Normal Retirement Benefit that is less than the benefit described in this Section 2 of Appendix E. The retirement benefit under this Section of the Plan shall be payable monthly as a single life annuity in an amount which is equal to (1) plus(2) minus (3) below:

(i)	2% of the Participant’s Final Average Compensation, multiplied by his Years of Benefit Accrual Period of Service up to twenty years, plus

(ii)	1% of the Participant’s Final Average Compensation multiplied by his Years of Benefit Accrual Period of Service in excess of twenty years, but not in excess of forty years, minus

(iii)	1.25% of the Participants Primary Social Security Benefit multiplied by his Years of Benefit Accrual Period of Service up to forty such years.

b)	Termination of Employment and Early Retirement Benefits. Any Former FT Participant who terminated employment after attaining 100% vested rights shall be eligible to receive a Retirement Benefit, payable monthly during his life, in an amount calculated pursuant to either (i) or (ii) below, whichever is applicable.

(i)	The Participant is entitled to receive a deferred pension, commencing as of the Participant’s Normal Retirement Date, equal to his Accrued Benefit.

(ii)

If the Participant terminates employment after attaining age fifty five, he is entitled to retirement benefits equal to his Accrued Benefit but reduced by  5/12 of 1% for each month by which the date on which he commences receipt of his Benefit precedes his Normal Retirement Date.

For purposes of this Appendix E, a former FT Participant’s Accrued Benefit at any date is the Normal Retirement Benefit that would be provided in paragraph (2)(a) of this Appendix if the Participant remained a Participant until his Normal Retirement Date with Final Average Compensation equal to his Final Average Compensation at the date of determination multiplied by a fraction the numerator of which is his Years of Benefit Accrual Period of Service at the date of determination and the denominator is the Years of Benefit Accrual Period of Service he would have at his Normal Retirement Date.

3.	Optional Forms of Payment. Subject to Section 6.8, a Former FT Participant may elect to receive the benefit determined under this Appendix E under any of the optional forms permitted under Section 6.1 or under a life annuity with a 5-year period certain feature. The amount to be paid under any optional form other than a single lump sum payment shall be the Actuarial Equivalent (as defined in this Appendix E) of a single life annuity determined under Paragraph 2.

4.	Preretirement Death Benefits. In the event of the death of a Former FT Participant who meets the requirements for a Preretirement Death Benefit under Article 7, the amount to be paid to the Participant’s spouse shall not be less than the amount that would be paid if his Accrued Benefit under this Appendix E were substituted for the benefit earned under this Plan without regard to Appendix E.

Appendix F

Former Participants of the Pearson Inc. Pension Plan

1. Definitions. The following definitions apply for purposes of this Appendix F:

a)	Accrued Benefit shall mean the Participant’s Basic Annual Pension calculated pursuant to Paragraph 2 as though the Participant had continued his employment uninterrupted until Normal Retirement Date with the Participant’s Pension Compensation Base determined as of the date of the Participant’s termination of employment and with the pension formula based on the Participant’s Primary Social Security Benefit. Such Basic Annual Pension shall be multiplied by a fraction, not exceeding one, (a) the numerator of which is the Participant’s Years of Service at the date of termination of employment and (b) the denominator of which is the Years of Service the Participant would have had at his Normal Retirement Date if he had continued in the service of the Employer until such date with no Breaks in Service.

b)	Actuarial Equivalent shall mean a benefit of value equivalent to the value of the benefit which would otherwise have been provided, determined at the time benefit payments commence, on the basis of actuarial assumptions as follows:

(i)	Mortality Table: the UP-1984 Mortality Table, with no adjustment to ages.

(ii)	Interest Rate: The rate specified by the Pension Benefit Guaranty Corporation for immediate annuities as of the first day of the Plan Year in which the determination is made.

c)	Basic Pension and Basic Annual Pension shall mean the annual retirement income derived by application of the applicable pension formula set forth in Paragraph 2, as opposed to an optional pension elected pursuant to Article 6, which such Basic Pension shall be payable for the life of the Retired Participant, and if 120 monthly installments have not been paid prior to his death, shall continue thereafter to his Beneficiary until the number of monthly installments paid to him and his Beneficiary total 120.

d)

Eligible Earnings shall mean a Participant’s Total Compensation excluding discretionary bonuses. For Plan Years beginning after December 31, 1988 but before January 1, 1994, an Employee’s Compensation shall not exceed the limitation on Earnings under Section 401(a)(17) of the Internal Revenue Code (or such higher amount as may be determined by the Secretary of the Treasury in accordance with Section 401(a)(17) of the Internal Revenue Code to reflect increases in the cost of living before January 1, 2002). For

Plan Years beginning on or after January 1, 1994, an Employee’s Compensation shall not exceed $150,000 (or such higher amount as may be determined by the Secretary of the Treasury in accordance with Section 401(a)(17) of the Internal Revenue Code to reflect increases in the cost of living before January 1, 2002). For Plan Years beginning on or after January 1, 2002, for purposes of Section 3.5, – an Employee’s Compensation shall not exceed $200,000 (or such higher amount as may be determined by the Secretary of Treasury in accordance with Section 401(a)(17) of the Internal Revenue Code.)

e)	Former Pearson Participant A Participant in the former Pearson Plan who is credited with an Hour of Service after December 31, 1988.

f)	Former Pearson Plan The Pearson Inc. Pension Plan (prior to its merger with the Penguin Books USA Inc. Pension Plan and the renaming of the merged plan) as amended through December 31, 1993.

g)	Pension Compensation Base shall mean a Participant’s Average Monthly Eligible Earnings during his 60 highest-compensated consecutive months of employment with the Employer within the 120 months immediately preceding his Normal Retirement Date, Early Retirement Date or earliest termination of service; provided, however, that if his longest period of consecutive employment within such 120-month period consists of fewer than 60 months, the Pension Compensation Base shall be his Average Monthly Earnings during his longest period of consecutive employment within such 120 month period. For purposes of this definition, Average Monthly Eligible Earnings, when used with respect to any period, shall mean the total Eligible Earnings received from the Employer during such period divided by the number of months of paid employment in such period.

With	respect to a determination of Average Annual Compensation for any Plan Year beginning on or after December 31, 1988 but before January 1, 1994, Compensation shall not exceed the limitations on compensation under Section 401(a)(17) of the Internal Revenue Code,(adjusted to reflect increases in the cost of living before January 1, 2002). For Plan Years beginning on or after January 1, 2002, for purposes of Section 3.5 an Employee’s Compensation shall not exceed $200,000 (or such higher amount as may be determined by the Secretary of Treasury in accordance with Section 401(a)(17) of the Internal Revenue Code).

h)

Primary Social Security Benefit shall mean the amount of monthly benefits which a Participant would be entitled to receive as his “primary insurance amount” assuming: (a) that he has made or will make appropriate application for such benefit, (b) that no event occurs to delay or forfeit any part of such benefit or (c) that if he dies or retires (except for disability) before his Normal Retirement Date, he will continue to receive until his Normal Retirement Date, remuneration (which would be treated as taxable wages for purposes of the Federal Social Security Act) at the same rate as at the time of retirement or death. As used in this Section, the term “primary insurance amount” shall have the meaning ascribed to it in the Federal Social Security Act as amended and in effect on the affected employee’s date of retirement, death, severance or Normal Retirement Date, as the case may be. For purposes of computing the Participant’s primary insurance amount, the Participant's pre-separation or preretirement compensation history shall be estimated by applying a salary scale, projected backwards, to the Participant’s Total Compensation at separation or retirement, where the salary scale is the actual change in the average wages from year to year as determined by the Social Security Administration. Future compensation will be estimated using the same compensation earned by the Participant as of the date of separation or retirement. The Participant has the right to supply, within a reasonable time, his actual compensation history, in which case such compensation history will be used for the years in which it is supplied. Each Participant must be notified of his rights to supply such information and the consequences of doing so and failing to do so.

i)	Total Compensation shall mean a Participant’s total wages, salaries and other amounts received for personal services actually rendered in the course of employment with the Employer, but excluding Employer contributions to this Plan or any welfare or deferred compensation plan other than compensation deferred at the Participant’s election and contributed to a plan meeting the requirements of Section 401(k) of the Code (provided such contribution is not taxable when made to the Participant under the provisions of Section 401(k) of the Code), any benefits arising under this plan and any deferred benefits otherwise provided to a Participant (other than amounts received pursuant to an unfunded nonqualified deferred compensation plan, which amounts shall be included in the Plan Year in which they are included in the income of the Participant), and any stock options or other distributions which receive special tax treatment. For the purpose of determining the amount of Total Compensation, the books and records of the Employer shall be conclusive.

j)	Computation Period. The applicable “Computation Period” for crediting service under the Plan shall be the 12-consecutive-month period beginning with an Employee’s “Employment Commencement Date” or “Re-employment Commencement Date”, whichever is applicable, and the succeeding 12- consecutive month periods beginning on the anniversaries of his Employment Commencement Date or Re-employment Commencement Date. The term “Employment Commencement Date” shall mean the date on which an Employee first performs an Hour of Service for the Employer. The term “Re-employment Commencement Date” shall mean the first date on which an Employee completes an Hour of Services for the Employer following the last Computation Period in which a Break in Service occurred.

k)	Years of Service.

(i)	General Rule. An Employee shall be credited with a Year of Service for each Computation Period during which he is credited with 1000 or more Hours of Service.

(ii)	Exceptions. For purposes of this Paragraph, all Years of Service with the Employer shall be taken into account except the following:
a.	In the case of any Employee who has a Break in Service, Years of Service before such break shall not be required to be taken into account until such Employee has completed one Year of Service subsequent to his Reemployment Commencement Date. An Employee's Reemployment Commencement Date shall be the first date on which the Employee completes an Hour of Service following the last Computation Period in which a Break in Service occurred.

b.	In the case of any Participant who has no nonforfeitable right to any benefit derived from Employer contributions hereunder, Years of Service with the Employer before a period of consecutive Breaks in Service shall not be required to be taken into account if the number of consecutive Breaks in Service in such period equals or exceeds the greater of (i) five or (ii) the aggregate number of such Years of Service before such break. Such aggregate number of Years of Service before such break shall be deemed not to include any Years of Service not required to be taken into account by reason of any prior Break in Service. For purposes of this Subsection, the Computation Periods used in computing the Years of Service before such break shall be the Computation Periods beginning at the Participant’s Employment Commencement Date.

c.	Years of Service before May 1, 1976, if such years of Service would have been disregarded under the break in service rules of the Plan as in effect prior to May 1, 1976, which rules provided that service must be continuous with the Employer and that service of an Employee whose employment by the Employer ceased and who is later re-employed shall be computed from the most recent date of re-employment.

2.	Retirement Benefits for Former Pearson Participants

a)	Pension Commencing at Normal Retirement Date. A former Pearson Participant who retires on or after his Normal Retirement Date shall be entitled to receive the Basic Annual Pension provided for under this Section or an optional pension in accordance with Paragraph 3. The Basic Annual Pension payable to a Participant who retires at or after his Normal Retirement Date shall be equal to (i) plus (ii) minus (iii) where (i) is 2% of the Participant’s Pension Compensation Base multiplied by his Years of Service not in excess of 20 Years, (ii) is 1.25% of the Participant’s Pension Compensation Base multiplied by his Years of Service in excess of 20 Years, and (iii) is 1.25% of the Participant’s Primary Social Security Benefit multiplied by his Years of Service not in excess of 40 Years.

b)	Pension Commencing at Early Retirement Date. The Basic Annual Pension payable to a Participant who retires on his Early Retirement Date shall be equal to his Accrued Benefit, reduced according to the following rules: (i) the portion specified in Paragraph 2(a)(i) and 2(a)(ii) shall be reduced by 3% for each year by which the Participant’s Annuity Starting Date precedes his Normal Retirement Date, and (ii) the portion specified in Paragraph 2(b)(iii) shall be reduced by 1/15 for each of the first five years and by 1/30 for each of the next five years by which the Annuity Starting Date precedes his Normal Retirement Date.

c)	Eligibility for Early Retirement after Termination of Employment. A Participant who terminates his service prior to satisfying the age requirement for early retirement set forth in Paragraph 1.21 shall be entitled upon satisfying such age requirement, by written notice to the Committee, to receive a pension benefit commencing upon his Early Retirement Date (or on the first day of any month thereafter, but no later than his Normal Retirement Date) equal to his Accrued Benefit, reduced by 1/15 for each of the first five years and by 1/30 for each of the next five years by which the Annuity Starting Date precedes his Normal Retirement Date.

3.	Option Available. Subject to the provisions of Article 6, a Participant entitled to a pension hereunder may elect a pension which is the Actuarial Equivalent of his Basic Annual Pension accrued as of December 31, 1993, limited, however, to one of the following options:

a)	A 60-month-certain option, which shall be a monthly pension payable for the life of the Participant, and, if 60 monthly installments have not been paid prior to his death, such monthly installments shall continue thereafter to his Beneficiary until the number of monthly installments paid to him and his Beneficiary total 60.

b)	A life-only option, which shall be a pension payable for the life of a Participant only without guarantee of a minimum number of payments.

c)	A Qualified Joint and Survivor Annuity. This option shall be automatic unless the Participant elects in writing not to receive his benefits in the form of a Qualified Joint and Survivor Annuity. Such election must be made within the period specified in Section 6.9.

4.	Preretirement Death Benefits. In the event of the death of a Former Pearson Participant who meets the requirements for a Preretirement Death Benefit under Article 7, the amount to be paid to the Participant’s spouse shall not be less than the amount that would be paid if his Accrued Benefit under this Appendix F were substituted for the benefit earned under this Plan without regard to Appendix F.

Appendix H

Early Retirement Reduction Factors.

Age at Date on which Distribution Commences	Factor
65	1.0000
64.9200
63.8400
62.7600
61.7000
60.6500
59.6100
58.5700
57.5400
56.5100
55.4800

If the distribution of the Participant’s benefit occurs at a date other than his birthday then his Early Retirement Reduction Factor shall be determined by linearly interpolating to the appropriate retirement reduction factor for the Participant’s current age at the time of distribution (based on full years and months completed) from the retirement factors corresponding to the Participant’s age at his last and next birthday.

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